UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Indymac Bancorp, Inc.

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Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of IndyMac Bancorp, Inc. (“Indymac”). The meeting will be held on April 26, 2007, at 9:00 a.m. at Indymac’s offices at 3465 Foothill Boulevard, Pasadena, California.

2006 was another strong year for Indymac, as we achieved record mortgage loan production, record net income and record earnings-per-share (EPS) and earned a strong 19 percent return-on-equity. This was accomplished during a very challenging time for housing and the mortgage market — a year in which industry volumes declined 17 percent, representing the third year in a row of down industry volumes. However, our year ended on a disappointing note, as our fourth quarter EPS declined both sequentially and versus the fourth quarter of 2005 as the housing and mortgage markets deteriorated further. While our outlook for 2007 is that industry conditions will remain difficult and Indymac’s EPS will be down from 2006, I believe we will emerge from this challenging mortgage environment a stronger and more competitive company.

We hope you will join us at the Annual Meeting, as during the meeting I plan to provide a complete review of our performance for 2006 and the first quarter of 2007 and discuss our outlook for 2007 in detail and how we plan to adapt and improve our financial performance in light of market conditions. Even if you do plan to attend the meeting, we encourage you to sign, date and return the enclosed proxy card, or submit your proxy vote via telephone or the Internet. You may still vote in person at the Annual Meeting if you desire by withdrawing your proxy, but returning your proxy card now, or submitting your voting instructions via telephone or the Internet, will assure that your vote is counted if your plans change and you are unable to attend the meeting.

As set forth in the attached Proxy Statement, the meeting will be held to consider the following matters:

•	The election of 10 directors

•	The ratification of the appointment of Indymac’s independent auditors for 2007.

Your vote is important, regardless of the number of shares you own. We urge you to indicate your approval by voting FOR each of the matters indicated in the notice and described in the proxy statement.

Thank you for your support of Indymac. I look forward to seeing you at the Annual Meeting.

Sincerely,
Michael W. Perry
Chairman and Chief Executive Officer

INDYMAC BANCORP, INC.
888 East Walnut Street
Pasadena, California 91101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 26, 2007

Location, Date and Proposals

The Annual Meeting of Stockholders (the “Annual Meeting”) of IndyMac Bancorp, Inc. (“Indymac”) will be held at Indymac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on April 26, 2007 at 9:00 a.m., local time, for the following purposes:

1.	To elect the Board of Directors for the ensuing year;

2.	To ratify the appointment of Ernst & Young LLP as Indymac’s independent auditors for the year ending Dec. 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The proposals described above are more fully described in the accompanying proxy statement, which forms a part of this Notice.

Attendance Requirements

If you plan to attend the Annual Meeting, please notify the undersigned at the address set forth above so that appropriate preparations can be made. Please note that picture identification will be required for entry into the Annual Meeting.

Record Date

The Board of Directors has fixed March 1, 2007 as the record date for the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. A list of those stockholders will be available for inspection at our offices located at 888 East Walnut Street, Pasadena, California 91101 commencing at least ten days before the Annual Meeting.

Proxy Card

Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner described on the enclosed proxy card. If you choose to return the enclosed proxy card via United States mail, a return envelope that requires no postage for mailing in the United States is enclosed for this purpose. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration of the proposals listed above.

By Order of the Board of Directors

Christina Ching
Senior Vice President,
Corporate Secretary
and Chief Governance Officer
March 23, 2007

EACH VOTE IS IMPORTANT.  TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, OR SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY OR VIA TELEPHONE IN THE MANNER DESCRIBED ON THE ENCLOSED PROXY CARD.

INDYMAC BANCORP, INC.
888 East Walnut Street
Pasadena, California 91101

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 26, 2007

Location, Date, Mailing Date

This Proxy Statement is furnished to stockholders of IndyMac Bancorp, Inc. (“Indymac,” the “Company,” “we,” “us” or “our”) in connection with the solicitation by the Board of Directors of Indymac of proxies to be voted at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at 3465 East Foothill Boulevard, Pasadena, California on April 26, 2007, at 9:00 a.m. or at any adjournment or postponement of the Annual Meeting. We expect to mail the proxy solicitation materials for the Annual Meeting on or about March 23, 2007.

Proxy Solicitation

The principal solicitation of proxies for the Annual Meeting is being made by mail. Officers, directors and employees of Indymac, none of whom will receive additional compensation for their assistance, may also solicit proxies by telephone or other personal or electronic contact. Indymac has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses. Indymac will bear the cost of the solicitation of proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

Revocation of Proxy

A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated, signed proxy or other written notice of revocation to the Corporate Secretary of Indymac. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by properly signed and returned proxies in the accompanying form, unless revoked, will be voted in accordance with the instructions given on the proxy. If no instructions are given, the shares will be voted in favor of Proposals One and Two described in this Proxy Statement.

Record Date

Only holders of shares of Indymac’s Common Stock, par value $0.01 per share (the “Common Stock”), of record at the close of business on the March 1, 2007, record date for the Annual Meeting will be entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof. On the record date, 73,188,235 shares of Common Stock were outstanding. Stockholders will each be entitled to one vote per share of Common Stock held by them.

(i)

Quorum Requirements

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting. Pursuant to Indymac’s Bylaws and the Delaware General Corporation Law (the “DGCL”), the presence of the holders of shares representing a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (that is, proxies from brokers or nominees that do not have discretionary authority to vote on a matter and have not received voting instructions from the beneficial owners or other persons entitled to vote with respect to such matter) will be treated as present for purposes of determining the presence of a quorum.

Vote Requirements

On Jan. 23, 2007, the Board of Directors of Indymac approved amendments to Indymac’s Bylaws to, among other things, clarify the majority voting standard for the election of directors. In accordance with Indymac’s Bylaws, for a director nominee to be elected, other than in a contested election (i.e., where the number of director nominees exceeds the number of directors to be elected), the director nominee must receive a majority of votes cast with respect to such director nominee, which means that there must be more votes cast “for” than votes cast “against” the director nominee. According to Indymac’s Bylaws, shares represented by proxies that reflect abstentions will not be treated as votes cast for the election of directors. As a result, abstentions will not affect the election of director nominees. The Board of Directors of Indymac also amended Indymac’s Bylaws to provide that in a contested election of directors the director nominees shall be elected by a plurality of the shares present or represented by proxy and entitled to vote on the election of directors.

At the Annual Meeting, the election of each of the director nominees under Proposal One will require that the votes cast for a director nominee exceed the votes cast against the director nominee (assuming that the number of director nominees does not exceed the number of directors to be elected) and the approval of Proposal Two will require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. For purposes of determining approval of Proposal Two, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” Proposal Two.

A broker non-vote will be deemed “not entitled to vote” on the proposal for which the non-vote is indicated and will, therefore, have no legal effect on the voting for Proposals One and Two.

RECEIVE YOUR ANNUAL REPORT AND
PROXY STATEMENT ON-LINE NEXT YEAR

You can save Indymac future postage and printing expense by consenting to receive future annual reports and proxy statements over the Internet instead of receiving paper copies in the mail.

Stockholders will be given the opportunity to consent to future Internet delivery. You may consent to future Internet delivery by so indicating in the space provided on the enclosed proxy card. For some stockholders this option will only be available if the brokerage firm, bank or other record holder of their shares makes appropriate provision to obtain such consent, or if they vote electronically by the Internet when they vote their proxy this year.

(ii)

If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of this means of delivery to you.

If you consent, your account will be so noted and, when the proxy statement for the 2008 Annual Meeting of Stockholders and Indymac’s 2007 Annual Report become available, you will be notified on how to access them on the Internet.

Stockholders who elected last year to receive their Indymac materials via the Internet this year will be notified of the Internet location of the materials at the same time the materials are distributed to all other Indymac stockholders.

If you elect to receive your Indymac materials via the Internet, you can still request paper copies free of charge by writing to Investor Relations at IndyMac Bancorp, Inc., 888 East Walnut Street, P.O. Box 7211, Pasadena, California 91109-7137.

In addition, if you own Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all your accounts registered in the same name and address.

(iii)

STOCK PERFORMANCE GRAPH

The following chart compares the total stockholder returns (stock price increase plus dividends) on our common stock from Dec. 31, 2001, through Dec. 31, 2006, with the total stockholder returns for the Russell 1000 Index, as the broad market index, and the Russell 1000 Financial Services Index, as the industry or line of business index. The graph assumes that the value of the investment in our common stock and each index was $100 on Dec. 31, 2001, and that all dividends were reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

We have included the additional graph below to show that our stock has unfortunately performed poorly since the end of 2006. We have managed through these difficult and volatile periods before and remain confident that the strong long-term fundamentals of the mortgage business and Indymac remain intact, and will provide shareholders with superior long-term returns relative to the market.

Assumes $100 invested on Dec. 31, 2001, with dividends reinvested through Feb. 28, 2007.

	2001	2002	2003	2004	2005	2006	2/28/2007
NDE	$100	$79	$130	$156	$184	$222	$172
Russell 1000 Financials	$100	$85	$111	$125	$134	$158	$156
Russell 1000	$100	$78	$102	$113	$120	$139	$139

QUESTIONS AND ANSWERS REGARDING THIS PROXY STATEMENT

Why did I receive these proxy materials?

The Board of Directors of Indymac is providing these materials to you in connection with Indymac’s upcoming Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and entitled to vote on the items of business described in this Proxy Statement.

What information is contained in this Proxy Statement?

The information contained in this Proxy Statement describes the proposals to be voted on at the upcoming Annual Meeting, the voting process, compensation of the Company’s directors and most highly paid executives, and certain other required information.

Who is entitled to vote?

Only shareholders of record at the close of business on March 1, 2007, will be entitled to vote at the Annual Meeting.

How do I cast my vote?

If you are the shareholder of record you may cast your vote using one of the following methods:

•	electronically, via the Internet,

•	over the telephone by calling a toll-free number,

•	by mail, by completing, signing and mailing the enclosed proxy card, or

•	in person at the annual meeting.

If your stock is held in “street name,” that is, through a brokerage account or bank, you will receive voting instructions from your bank or broker describing how to vote your stock.

To ensure that your proxy is voted, it should be received by the close of business on April 25, 2007.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends voting:

•	FOR each nominee to the Board of Directors

•	FOR ratification of Ernst & Young LLP as auditors.

Who will count the vote?

Representatives of The Bank of New York, our transfer agent, will tabulate votes and act as independent inspectors of election.

What vote is required for the election of directors or for a proposal to be approved?

•	To elect the directors, the votes cast “for” a director nominee must exceed the votes cast “against” a director nominee; and

•	To ratify the selection of our independent registered public accountants requires the affirmative vote of a majority of the votes cast.

What if I do not specify how I want my shares voted?

If you do not indicate your vote on a matter submitted at the meeting, your shares will be voted on that particular matter as follows:

•	For, the election of each of the persons named under “Proposal One, Election of Directors;”

•	For, ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

What can I do if I change my mind after I vote my shares?

To change your vote, you must cast a new vote:

•	By mailing a new proxy card with a later date; or

•	By telephone or the Internet

If you hold your shares in your name and you attend the Annual Meeting and vote in-person, your in-person vote will change any previously submitted proxy.

If you wish to revoke rather than change your vote, written revocation must be sent to the Corporate Secretary, at the address set forth below, prior to the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Indymac’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to the persons named in the proxy or to vote in person at the meeting. Indymac has enclosed a proxy card for you to use.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use.

Is my vote confidential?

Yes. Your vote will not be disclosed to our Directors or employees, except for a very limited number of employees involved in coordinating the vote tabulation process. An independent inspector reviews the vote tabulation process.

Our confidentiality policy does not apply to certain matters, such as contested elections or disputed votes.

If I want to attend the meeting what do I need to do?

If you plan to attend the Annual Meeting, please notify Indymac’s Corporate Secretary at the address provided below. Please note that picture identification will be required for entry into the Annual Meeting.

Christina Ching
Senior Vice President
Corporate Secretary and
Chief Governance Officer
888 East Walnut Street
Pasadena, CA 91101

PRINCIPAL STOCKHOLDERS

As of Feb. 14, 2007, the following entities were known to Indymac to be the beneficial owners of more than 5% of Indymac’s outstanding Common Stock. The following table shows: (1) the number of shares of Common Stock owned by each such entity; and (2) the percentage of all outstanding shares represented by such ownership (based upon the most recently reported number of shares outstanding as of the date the entity filed a Schedule 13G with the Securities and Exchange Commission).

	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Class

Barclays Global Investors, NA(1)	8,979,411	12.7%
45 Fremont St., 17th Floor
San Francisco, CA 94105
NWQ Investment Management Company, LLC(2)	7,356,840	10.1%
2049 Century Park East, 4th Floor
Los Angeles, CA 90067
Capital Group International, Inc.(3)	5,154,560	7.3%
Capital Guardian Trust Company
11100 Santa Monica Boulevard
Los Angeles, CA 90025

(1)	Based upon Schedule 13G filed Jan. 31, 2007 with the Securities and Exchange Commission.

(2)	Based upon Amendment No. 6 to Schedule 13G filed Feb. 14, 2007 with the Securities and Exchange Commission.

(3)	Based upon Amendment No. 9 to Schedule 13G filed Feb. 7, 2007 with the Securities and Exchange Commission. Capital Guardian Trust Company (“Capital Guardian”) is a wholly owned subsidiary of Capital Group International, Inc. (“Capital Group”) and the 4,832,660 shares beneficially owned by Capital Guardian are included in those shown as beneficially owned by Capital Group. In addition to the 5,154,560 shares beneficially owned by Capital Group, 3,650,000 shares, or 5.2% of shares outstanding, are owned by accounts under the discretionary investment management of a related entity, Capital Research and Management Company (CRMC). As such, CRMC is considered the beneficial owner of the 3,650,000 shares.

EXECUTIVE OFFICERS

The executive officers of Indymac are:

			Officer
Name	Age	Officer(1)	Since

Michael W. Perry	44	Chairman of the Board of Directors and Chief Executive Officer	1993
Richard H. Wohl	48	President and Director, Indymac Bank	1994
S. Blair Abernathy	45	Executive Vice President, Chief Investment Officer	1994
Ashwin Adarkar	42	Executive Vice President, Chief Executive Officer, New Business Incubation, Organizational Effectiveness and Mergers and Acquisitions	2003
Canise M. Arredondo	35	Senior Vice President, Chief Audit Executive	2004
Anthony L. Ebers	41	Executive Vice President, Chief Executive Officer, Indymac Consumer Bank	2002
A. Scott Keys	44	Executive Vice President, Chief Financial Officer	2002
James R. Mahoney	53	Executive Vice President, Chairman & Special Advisor, Financial Freedom	2004
Rayman K. Mathoda	32	Executive Vice President, Chief People Officer and Chief Efficiency Officer, Indymac Bank	2004
Ruthann K. Melbourne	41	Executive Vice President, Chief Risk Officer	2003
Michelle Minier	42	Executive Vice President, Chief Executive Officer & Vice Chairman, Financial Freedom	1997
John D. Olinski	47	Executive Vice President, Secondary Marketing and Retained Assets	1999
Frank M. Sillman	43	Executive Vice President, Indymac Bank, Chief Executive Officer, Indymac Mortgage Bank	1997

(1)	Unless otherwise noted, each executive officer is an officer of both Indymac and Indymac Bank.

Michael W. Perry is Chairman of the Board of Directors and Chief Executive Officer of Indymac Bancorp and Indymac Bank. Mr. Perry assumed responsibility for the day-to-day operations of Indymac in 1993. Under his leadership, Indymac has grown from four employees, total assets of $714 million and a market cap of $75 million to over 8,000 employees, total assets of over $29 billion and a market cap of $3.2 billion as of Dec. 31, 2006. Additionally, during the period from 1993 through Dec. 31, 2006, Indymac provided its shareholders a compounded annual return of 23%, exceeding the comparable returns of 12% and 11% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period. Prior to joining Indymac in January 1993, Mr. Perry served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank, a state chartered bank based in Sacramento, California. Mr. Perry has over 20 years of business experience with mortgage banking companies, financial institutions, and real estate firms, including four years as an auditor with KPMG Peat Marwick. Mr. Perry’s civic involvement includes membership on the Board of Trustees of Mayfield Junior School, where he serves as Chairman of the Finance Committee and also serves on the Executive Committee. In addition, Mr. Perry serves on the non-profit Boards of “Homes for Working Families,” an organization that addresses the shortage of homes that working Americans can afford, and the Young Presidents Organization of San Gabriel Valley. Mr. Perry is a Master Certified Mortgage Banker, as designated by the Mortgage Bankers Association, and is a Certified Public Accountant — inactive. In

2002, Mr. Perry received the Los Angeles Entrepreneur of the Year award in the financial services category. Mr. Perry is an honors graduate of California State University, Sacramento, with a B.S. degree in Business Administration.

Richard H. Wohl is President of Indymac Bank. He became a director of Indymac Bank in July 2005. Mr. Wohl oversees the primary business divisions of Indymac Bank in both its thrift and mortgage banking segments. Mr. Wohl previously served Indymac in several capacities, including as Chief Executive Officer of Indymac Mortgage Bank from February 2000 to July 2005, Chief Operating Officer in charge of various financial and administrative functions from February 1999 to February 2000, and as general counsel and secretary from April 1994 to February 1999. Prior to joining Indymac in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles, California, where he worked in the institutional lending and corporate areas with a focus on mortgage banking. Mr. Wohl graduated with distinction from Stanford University and received a J.D. from Harvard Law School, where he was an editor of the Harvard Law Review.

S. Blair Abernathy is Executive Vice President, Chief Investment Officer of Indymac and Indymac Bank. Mr. Abernathy is responsible for the whole loan and mortgage-backed securities investment portfolio and the mortgage conduit and corporate finance functions of Indymac and Indymac Bank. Previously, Mr. Abernathy was responsible for the hedging, trading, product development, risk-based pricing and secondary marketing functions of Indymac Bank. Prior to joining Indymac in February 1994, Mr. Abernathy managed the accounting and investment functions of Commerce Security Bank, a state chartered bank in Sacramento, California, as Senior Vice President and Chief Financial Officer. From July 1988 to January 1993, Mr. Abernathy served as Vice President and Controller of Sunrise Bancorp of California, a publicly traded bank holding company with banking and mortgage banking subsidiaries. Mr. Abernathy received a B.S. in Business Administration from California State University, Sacramento, where he graduated with honors.

Ashwin Adarkar is Executive Vice President, Chief Executive Officer, New Business Incubation, Organizational Effectiveness and Mergers and Acquisitions. Mr. Adarkar is responsible for all new businesses activity at Indymac Bank from conducting Mergers and Acquisitions to launching start-ups, to operating new or underperforming businesses. Mr. Adarkar joined Indymac Bank in September 2003 and previously served as the CEO of the Consumer Bank and as the EVP of Human Resources. Prior to joining Indymac Bank, Mr. Adarkar was a Principal with McKinsey & Company, a management consulting firm, where he established McKinsey’s practice in India, led its West Coast Financial Services and Health Care Practices and its Global Business Process Outsourcing Practice. Prior to joining McKinsey & Company, Mr. Adarkar worked with Goldman Sachs & Co. in its Mortgage Finance department. Mr. Adarkar received an M.S. in Industrial Engineering and a B.A. in Economics from Stanford University, where he was elected to Phi Beta Kappa. He also received an M.B.A. from Stanford where he was an Arjay Miller Scholar.

Canise M. Arredondo is Senior Vice President, Chief Audit Executive of Indymac and Indymac Bank, leading the Internal Audit department. Ms. Arredondo joined Indymac Bank in July 2004 and previously worked in Enterprise Risk Management, which is comprised of Sarbanes-Oxley Compliance (SOX), Issues Management, Companywide Policies and Procedures, and Regulatory Relations Prior to joining Indymac Bank, Ms. Arredondo was a senior manager with Deloitte & Touche, LLP, where she spent almost 10 years in the Assurance and Advisory Services practice and focused on clients in the financial services industries. Ms. Arredondo has a B.A. in Business Economics from the University of California, Santa Barbara, and is a Certified Public Accountant.

Anthony L. Ebers is Executive Vice President of Indymac Bank and Chief Executive Officer of the Consumer Bank division. Mr. Ebers joined Indymac Bank in 2002 as Executive Vice President of the Home Loan Servicing division and is currently responsible for managing consumer banking, consumer direct lending, home loan servicing and the customer retention and cross-sell divisions of Indymac Bank. Prior to joining Indymac Bank, Mr. Ebers was with Washington Mutual/HomeSide, where he was Senior Vice President, Director of Operations. Mr. Ebers graduated from the University of Missouri — Columbia in 1988 with a BSBA in Finance and Banking.

A. Scott Keys is Executive Vice President, Chief Financial Officer of Indymac and Indymac Bank. Mr. Keys is responsible for financial and managerial accounting, financial reporting, financial planning, investor relations and tax. Prior to joining Indymac in March 2002, Mr. Keys was a partner with Ernst & Young LLP in its Columbus, Ohio office. He most recently served as the partner in charge of the Ohio Valley Banking Practice for Ernst & Young LLP, serving a number of regional banking companies and large mortgage companies. Prior to becoming a partner with Ernst & Young LLP in October 1999, Mr. Keys held various professional staff positions with the firm in its Columbus, Ohio, and Los Angeles, California, offices beginning in September 1986. Mr. Keys is a Certified Public Accountant and received a B.S. in Accounting from Loyola Marymount University.

James R. Mahoney is Chairman & Special Advisor of Financial Freedom Senior Funding Corporation, a subsidiary of Indymac Bank. Mr. Mahoney has been involved in the development, design, marketing, origination, and servicing of home equity conversion loans (reverse mortgages) since 1990. Prior to the formation of Financial Freedom Senior Funding Corporation, Mr. Mahoney was the President and CEO of Freedom Home Equity Partners, a home equity conversion originator that he helped develop from inception. Mr. Mahoney was responsible for product development, institutional and consumer marketing, as well as the overall operations of the company. The company successfully marketed and originated loans representing $115 million in home value in its first two years of offering the program. Mr. Mahoney is one of the leading authorities on reverse mortgage programs. He is a founding member of The National Reverse Mortgage Lender’s Association and currently serves as Co-Chairman. He has been involved in both real estate development and construction industries since 1975. As President and Chief Executive Officer of The Stewart Company (a Southern California real estate development company), Mr. Mahoney directed the acquisition, development, construction and management of real estate assets throughout Southern California, Arizona and Colorado. He was also responsible for management of the day-to-day operations of this $70 million company. Mr. Mahoney holds a B.S. degree form the University of California at Irvine.

Rayman K. Mathoda is Executive Vice President, Chief People Officer and Chief Efficiency Officer of Indymac Bank. Ms. Mathoda joined Indymac Bank in May 2004, leading Indymac Bank’s company-wide Business Process Outsourcing program. Prior to joining Indymac Bank, Ms. Mathoda spent close to seven years with McKinsey & Company, a global management consulting firm focusing on strategic issues and performance transformation programs at Fortune 500 companies. Ms. Mathoda has an A.B. from the Woodrow Wilson School of Public and International Affairs at Princeton University. Ms. Mathoda also has an M.B.A. in Marketing and Entrepreneurship from the Kellogg School of Business at Northwestern University.

Ruthann K. Melbourne is Executive Vice President, Chief Risk Officer of Indymac Bancorp and Indymac Bank. As the head of Enterprise Risk Management, Ms. Melbourne is responsible for the corporate oversight of the Company’s key risks, including credit and interest rate risk as well as the valuation of complex assets retained from the Bank’s loan sale and securitization activities (e.g., mortgage servicing rights, residual securities and non-investment grade bonds). Ms. Melbourne is also responsible for corporate policies and procedures as well as regulatory risk management. Prior to joining Indymac in February 2003, Ms. Melbourne was the Vice President in Market Risk Management at J.P. Morgan Chase & Co. in its New York office from July 2000 to February 2003. Ms. Melbourne has over 10 years of experience in quantitative finance, risk management, risk research, asset valuation and related systems. In addition, Ms. Melbourne has extensive experience with credit/market risk methodology, mortgage servicing right performance measurement, pricing/valuation model validation, credit derivative pricing, securitizations and interest rate and volatility term structure modeling. Ms. Melbourne holds a Ph.D. in Finance from the University of Wisconsin, an M.S. in Electrical Engineering from the California Institute of Technology (CalTech), and an undergraduate degree in Physics from the University of California, Santa Cruz.

Michelle Minier is the Chief Executive Officer, Vice Chairman of Financial Freedom Senior Funding Corporation. Ms. Minier joined Indymac in March 1995 as Assistant Controller and has since held positions as the President of Warehouse Lending and, later, Executive Vice President and President of B2B Lending as well as head of the Centralized Mortgage Operations Unit. Prior to joining Indymac, Ms. Minier served as Controller at Cypress Financial Corporation and was the Assistant Treasurer at Shearson Lehman Mortgage Corporation. Ms. Minier graduated from the University of California, Santa Barbara with a B.A. in Economics.

John D. Olinski is Executive Vice President of Indymac Bancorp and Indymac Bank and is responsible for managing Indymac Bancorp’s and Indymac Bank’s Secondary Marketing and Retained Assets groups. Previous responsibilities at Indymac include Director of Corporate Finance/Treasury, Chairman of the management Asset and Liability Committee, and management of the Home Loan Servicing operations and Investment Portfolio. Prior to joining Indymac in April 1999, Mr. Olinski was an equity analyst focusing on consumer products for a regional investment bank. Mr. Olinski, who is a Chartered Financial Analyst, has 15 years of commercial and merchant banking experience with Security Pacific Merchant Bank, Sanwa Bank California (now Bank of the West) and Lloyds Bank California. Mr. Olinski received a B.A. in Management Science from the University of California, San Diego and an M.B.A. in Finance and Accounting from the University of Southern California.

Frank M. Sillman is Executive Vice President of Indymac Bank and Chief Executive Officer of Indymac Mortgage Bank. Mr. Sillman is responsible for the mortgage professionals business, including wholesale, correspondent, secondary marketing, retained assets and warehouse lending. Mr. Sillman joined Indymac in 1997 as a Senior Vice President, was promoted to Executive Vice President of Sales and Marketing, Indymac Mortgage Bank in 2003 and became Chief Executive Officer of the Mortgage Professionals Group of Indymac Mortgage Bank in 2004. Prior to joining Indymac, he was a senior manager of two retail mortgage banking companies, TCM Mortgage and American Home Credit. From mid-1986 to the end of 1992, Mr. Sillman served as treasurer for Shearson Lehman Mortgage. Mr. Sillman has 19 years of experience in the mortgage banking industry. Mr. Sillman received his bachelor’s degree from the University of California, San Diego.

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SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information concerning the beneficial ownership of Common Stock by each director nominee, including Indymac’s Chairman and Chief Executive Officer, each of Indymac’s other four most highly compensated executive officers, which includes Indymac’s Chief Financial Officer, and all executive officers and directors as a group, as of Feb. 28, 2007. Except as otherwise indicated, all persons listed below have sole voting power and dispositive power with respect to their shares, except to the extent that authority is shared by their spouses, and have record and beneficial ownership of their shares.

	Shares of
	Common Stock		Percent
Name	Owned Beneficially(1)		of Class

Michael W. Perry	2,722,588	(2)	3.7%
Louis E. Caldera	69,395		*
Lyle E. Gramley	129,737	(3)	*
Hugh M. Grant	106,242		*
Patrick C. Haden	116,449	(4)	*
Terrance G. Hodel	33,306		*
Robert L. Hunt II	77,767	(5)	*
Lydia H. Kennard	68,395		*
Senator John Seymour (ret.)	88,339		*
Bruce G. Willison	27,906		*
Richard H. Wohl	1,000,000		1.4%
S. Blair Abernathy	275,958		*
A. Scott Keys	181,637		*
James R. Mahoney	55,676		*
All directors and executive officers as a group (23 persons)	5,494,926		7.5%

*	Less than one percent of class.

(1)	Includes shares that may be purchased through stock options currently exercisable or exercisable within 60 days of Feb. 27, 2007 held by the following persons: Mr. Perry, 2,508,086 shares; Mr. Caldera, 56,519 shares; Mr. Gramley, 51,427 shares; Mr. Grant, 102,063 shares; Mr. Haden, 102,063 shares; Mr. Hodel, 21,738 shares; Mr. Hunt, 74,291 shares; Ms. Kennard, 66,519 shares; Mr. Seymour, 82,063 shares; Mr. Willison, 23,530 shares; Mr. Wohl, 895,905 shares; Mr. Abernathy, 262,320 shares; Mr. Keys, 177,478 shares; Mr. Mahoney, 50,612 shares; and all directors and executive officers as a group, 4,937,490 shares.

(2)	Includes 1,608 shares held in Mr. Perry’s 401(k) account.

(3)	Includes 13,225 shares owned by Marlys Gramley, the wife of Mr. Gramley.

(4)	Includes 5,818 shares owned by Cindy Haden, the wife of Mr. Haden, and 551 shares acquired by Mr. and Mrs. Haden through dividend reinvestment.

(5)	Includes 1,600 shares held in Mr. Hunt’s IRA account.

Additional Information Regarding Stock Ownership

	As of February 28, 2007		As of December 31, 2006		As of February 28, 2006
		Fair Value of		Fair Value of		Fair Value of
	Shares of	Common Stock	Shares of	Common Stock	Shares of	Common Stock
	Common Stock	Owned	Common Stock	Owned	Common Stock	Owned
	Owned	Beneficially	Owned	Beneficially	Owned	Beneficially
Name	Beneficially	(FMV $34.33)	Beneficially	(FMV $45.83)	Beneficially	(FMV $38.82)

Michael W. Perry	2,722,588	$38,347,223	2,722,588	$69,656,981	2,522,516	$47,808,858
Richard H. Wohl	1,000,000	$14,802,479	1,000,000	$26,302,479	900,000	$17,265,479
S. Blair Abernathy	275,958	$2,706,579	251,966	$5,581,419	283,387	$5,034,901
A. Scott Keys	181,637	$1,615,970	139,754	$3,005,959	135,595	$1,864,831
James R. Mahoney(1)	55,676	$202,763	34,673	$587,588	21,276	$96,073

(1)	The amount for Mr. Mahoney for Feb. 28, 2006 is based on the net value of vested options only. Mr. Mahoney became a Section 16 Officer on May 23, 2006, and therefore, common stock ownership was not required to be tracked prior to that date.

PROPOSAL ONE

ELECTION OF DIRECTORS

Indymac currently has 10 directors. All 10 directors are nominees for election as directors to serve until the next annual meeting and until their successors are elected and have qualified. Ms. Kennard, who has been on the Board of Directors of Indymac Bank, Indymac’s principal operating subsidiary, since 2002, was elected to the Board of Directors in January 2007, based on recommendation by the Corporate Governance Committee of the Board. In the absence of contrary instructions, it is the intention of the proxy holder named in the accompanying proxy card to vote for the nominees listed below. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, the proxies solicited hereby will be voted for election of the person, if any, designated by the Board of Directors to replace that nominee. Pursuant to the terms of Mr. Perry’s employment agreement, if Mr. Perry is not elected to the Board of Directors and appointed Chairman, he may terminate his employment agreement with Indymac for Good Reason.

Majority Vote Standard and Director Resignation Policy

On Jan. 23, 2007, the Board of Directors approved an amendment to Indymac’s Bylaws to clarify the majority voting standard for the election of directors and to provide for a plurality voting standard in contested elections. According to Indymac’s Bylaws, as amended, for a director nominee to be elected, other than in a contested election (i.e., where the number of director nominees exceeds the number of directors to be elected), the director nominee must receive a majority of votes cast with respect to such director nominee, which means that there must be more votes cast “for” than votes cast “against” the director nominee. According to Indymac’s Bylaws, shares represented by proxies that reflect abstentions will not be treated as votes cast for the election of directors. As a result, abstentions will not affect the election of director nominees. The Board of Directors of Indymac also amended Indymac’s Bylaws to provide that in a contested election of directors the director nominees shall be elected by a plurality of the shares present or represented by proxy and entitled to vote on the election of directors.

In addition, the amendment to Indymac’s Bylaws included a director resignation policy that requires incumbent directors to submit an irrevocable offer of resignation in order to become eligible to be a nominee for re-election which offer of resignation becomes effective, among other occurrences, upon the nominee’s failure to receive the required majority stockholder vote for re-election and acceptance of such resignation by the Board of Directors (under Delaware corporation law, if a nominee who is serving as a director is not elected at the Annual Meeting, absent the aforementioned resignation, that director would ordinarily continue as a “holdover” director until his or her successor was elected and qualified). Within 90 days after receiving the certified vote pertaining to a director election, the Board of Directors, acting on the recommendation of the Corporate Governance Committee, must determine whether to accept the resignation of any incumbent that receives a majority of “against” votes and make a public disclosure with respect to its decision regarding such resignation.

Any incumbent that receives a majority of “against” votes in an election cannot participate in the Corporate Governance Committee’s recommendation or the Board of Director’s determination of whether to accept the resignation offer. If each member of the Corporate Governance Committee receives a majority of “against” votes at the same stockholder meeting, then the independent members of the Board of Directors must appoint a committee of independent directors who did not receive a majority of “against” votes to consider the resignation offers and make the recommendations to the Board of Directors. If the number of independent directors that receive a majority of “for” votes is three or fewer, then all directors may participate in the decision to accept or reject the resignation offers.

Director Nominees

The following persons have been nominated to serve as directors of Indymac for the ensuing year, each of whom has agreed to serve as director until the next annual meeting if elected:

Michael W. Perry, age 44, is Chairman of the Board of Directors and Chief Executive Officer of Indymac Bancorp and Indymac Bank. Mr. Perry assumed responsibility for the day-to-day operations of Indymac in 1993. Under his leadership, Indymac has grown from four employees, total assets of $714 million and a market cap of $75 million to over 8,000 employees, total assets of over $29 billion and a market cap of $3.2 billion as of Dec. 31, 2006. Additionally, during the period from 1993 through Dec. 31, 2006, Indymac provided its shareholders a compounded annual return of 23%, exceeding the comparable returns of 12% and 11% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period. Prior to joining Indymac in January 1993, Mr. Perry served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank, a state chartered bank based in Sacramento, California. Mr. Perry has over 20 years of business experience with mortgage banking companies, financial institutions, and real estate firms, including four years as an auditor with KPMG Peat Marwick. Mr. Perry’s civic involvement includes membership on the Board of Trustees of Mayfield Junior School, where he serves as Chairman of the Finance Committee and also serves on the Executive Committee. In addition, Mr. Perry serves on the non-profit Boards of “Homes for Working Families,” an organization that addresses the shortage of homes that working Americans can afford, and the Young Presidents Organization of San Gabriel Valley. Mr. Perry is a Master Certified Mortgage Banker, as designated by the Mortgage Bankers Association, and is a Certified Public Accountant — inactive. In 2002, Mr. Perry received the Los Angeles Entrepreneur of the Year award in the financial services category. Mr. Perry is an honors graduate of California State University, Sacramento, with a B.S. degree in Business Administration.

Louis E. Caldera, age 50, has been a director of Indymac since May 2002. He is also a director of Indymac Bank. Since August 2003, Mr. Caldera has been a Professor of Law at the University of New Mexico, where he also served as President until August 2006. Previously, commencing in 2001, Mr. Caldera served as Vice Chancellor for University Advancement of The California State University System. Mr. Caldera held two appointed posts in the Clinton administration — Secretary of the Army from 1998 to 2001 and Managing Director and Chief Operating Officer of the Corporation for National and Community Service from 1997 to 1998. Mr. Caldera served three terms in the California State Assembly, from 1992 to 1997, representing the 46th District. Prior to his election to the Assembly, he worked as a deputy county counsel for the County of Los Angeles and as an attorney in private practice, including at the law firm of O’Melveny & Myers LLP. He currently serves on the Board of Directors of Belo Corporation and Southwest Airlines Co. Mr. Caldera received a B.S. from the United States Military Academy, an M.B.A. from Harvard Business School and a J.D. from Harvard Law School.

Lyle E. Gramley, age 80, has been a director of Indymac since January 1993. He is also a director of Indymac Bank. Mr. Gramley is a former member of the Board of Governors of the Federal Reserve System. From September 1985 through May 2002, he was employed by the Mortgage Bankers Association of America as its chief economist and as a consulting economist. During that period he also was self-employed as an economic consultant. Since June 2002, Mr. Gramley has been a Senior Economic Advisor with the Stanford Washington Research Group.

Hugh M. Grant, age 70, has been a director of Indymac since May 2000. He is also a director of Indymac Bank. Since 1996, Mr. Grant has been a business consultant. Prior to 1996, he spent approximately 38 years with Ernst & Young LLP (including service with Arthur Young & Company before its 1989 merger with Ernst & Whinney) where, among other things, he was Vice-Chairman and Regional Managing Partner-Western United States. He is a Director and Chairman of the Audit Committee of Tetra Tech, Inc. and is also a member of their Compensation Committee. Mr. Grant received a B.S. in Business, with distinction, from the University of Kansas.

Patrick C. Haden, age 54, has been a director of Indymac since March 2000. He is also a director of Indymac Bank. Mr. Haden has been a general partner of Riordan, Lewis & Haden, a private equity investment firm, since 1987. Mr. Haden serves on the Board of Directors of Tetra Tech, Inc. and TCW Strategic Income Fund, Inc. (fka TCW Convertible Securities Fund, Inc.). He serves on the Compensation Committee and the Audit Committee of the Board of Directors of Tetra Tech, Inc. and serves on the Audit Committee of TCW Strategic Income Fund, Inc.

Terrance G. Hodel, age 64, has been a director of Indymac since July 2003. He is also a director of Indymac Bank. Mr. Hodel most recently served as Chief Executive Officer of Paymap, Inc. from 2001 to May 2003. Prior to that, Mr. Hodel held the position of President and Chief Operating Officer of North American Mortgage Company, from 1992 to 1997 when the company was acquired by Dime Bancorp, Inc. Prior to his service at North American Mortgage Company, Mr. Hodel served as President and Chief Executive Officer of IMCO Realty Services, a large mortgage banking company, from 1985 to 1992, and was President and Chief Executive Officer of Wells Fargo Mortgage Company from 1979 to 1985. Mr. Hodel serves on the Board of Trustees of Marin Academy and Pomona College. Mr. Hodel received an M.B.A. from Stanford University.

Robert L. Hunt II, age 56, has been a director of Indymac since November 2001. Mr. Hunt is also a director of Indymac Bank. Mr. Hunt held the position of President and Chief Operating Officer of Coast Savings Financial, Inc. and its subsidiary, Coast Federal Bank, from 1991 to 1998 when Coast was acquired by H.F. Ahmanson & Company, the holding company for Home Savings of America. From 1998 to 2003, Mr. Hunt served as a trustee for the Coast Federal Contingent Payments Rights Litigation Trust, a publicly traded entity that was spun off by Coast Federal at the time of its acquisition. He served as Chief Financial Officer and Executive Vice President of Coast Federal Bank from 1983 to 1991. Prior to his service at Coast Federal Bank, Mr. Hunt held the position of Vice President and Controller of Fidelity Federal Savings and Loan from 1980 to 1983 and was an audit manager at the public accounting firm of KPMG Peat Marwick where he served from 1972 to 1980. Mr. Hunt is a graduate of the University of Southern California.

Lydia H. Kennard, age 52, has been a director of Indymac since January 2007. She had also been a director of Indymac Bank from May 2002 to January 2007. Ms. Kennard was formerly Executive Director of Los Angeles World Airports from August 1999 through November 2003 and again from October 2005 through January 2007. She also serves on the Boards of Directors of Intermec, Inc. (formerly Unova, Inc.) and AMB Property Corporation. Ms. Kennard received a B.A. from Stanford University, a Masters degree from the Massachusetts Institute of Technology and a J.D. from Harvard Law School.

Senator John Seymour (ret.), age 69, has been a director of Indymac since April 2004 and he has been a director of Indymac Bank since July 2000. He served as a California State Senator from 1982 to 1991 and as a United States Senator from 1991 to 1992 as a late-term replacement for California’s newly elected Governor. Senator Seymour is a housing and governmental consultant. He was the Chief Executive Officer of the Southern California Housing Development Corporation and currently serves on the Board of Directors of Orange Coast Title Insurance. Mr. Seymour previously served on the Boards of Directors of Los Angeles Federal Savings Bank, Irvine Apartment Communities, Inco Homes and Countrywide Financial Services. He also has served the City of Anaheim, California as Mayor and as a member of the City Council. Senator Seymour was President and Chief Executive Officer of Seymour Realty and Investment Company from 1964 to 1982. He received a B.S. in Business and Finance from the University of California, Los Angeles.

Bruce G. Willison, age 58, became a director of Indymac in July 2005. He is also a director of Indymac Bank. Mr. Willison is the former Dean and a Professor of Management of the John E. Anderson Graduate School of Management at the University of California, Los Angeles. From 1999 to 2005 he was the Dean of the John E. Anderson Graduate School of Management. He was previously the President and Chief Operating Officer of H.F. Ahmanson & Company. Prior to that Mr. Willison served as the Vice Chairman of First Interstate Bancorp. Concurrently, Mr. Willison served as the Chairman, President and Chief Executive Officer for First Interstate Bank of California. Prior to his 18 year tenure with First Interstate, Mr. Willison spent six years as a Vice President for Bank of America NT&SA. He currently serves as a corporate director for HealthNet, Inc., Move, Inc. (fka Homestore, Inc.) and Sun America Inc.’s Fund Complex. He also serves on numerous community boards. Mr. Willison received a degree in Economics from the University of California, Los Angeles, and an M.B.A. in Finance from the University of Southern California. He served as a Lieutenant in the United States Navy from 1970 to 1972.

Board Recommendation

The Board of Directors recommends that stockholders vote FOR each of the nominees. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

Board Meetings, Committees and Attendance

The Board of Directors held 10 meetings, in person or by telephone, during 2006. Each Board member is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties. In 2006, each Board member, except for one, attended 100% of the meetings of the Board and Committee of which he was a member. The exception related to a Board member missing one Board meeting. It is estimated that during 2006 on average each Board member spent approximately 175 to 235 hours in Board and Committee meetings and in preparation time for those meetings. In addition to attendance at Board and Committee meetings, each member of the Board is expected to attend each Annual Meeting of Stockholders and all members of the Board attended the 2006 Annual Meeting of Stockholders.

The Committees of the Board of Directors are as follows:

Board Committee	Members	Responsibilities and Meetings Held
Audit Committee(1)	Mr. Grant, Chairman Mr. Hunt Mr. Willison	The primary purpose of this Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the integrity of Indymac’s financial statements, reports and other financial information provided by Indymac to its stockholders and others. In addition, the Committee, among other responsibilities, reviews Indymac’s compliance with legal and regulatory requirements (in concert with other committees), the independent auditor’s qualifications, performance and independence, and the performance of Indymac’s internal audit function. The Committee monitors Indymac’s audit, accounting and financial reporting processes and system of internal controls. The Committee held six meetings in 2006.
Corporate Governance Committee	Mr. Seymour, Chairman Mr. Caldera Mr. Grant	This Committee sets guidelines for corporate governance and monitors the governance of Indymac to assure that Indymac has a ‘best practices’ corporate governance program. Specifically the Committee reviews and recommends to the Board of Directors, among other things, nominees for election as directors at each Annual Meeting, membership of the committees of the Board and matters relating to the evaluation, performance, compensation and independence of Board members. The Committee considers candidates for the Board of Directors suggested by its members and other Board members, with input from the Chief Executive Officer. The Committee also is authorized to retain a third-party executive search firm to identify candidates for the Board of Directors from time to time. The Committee will consider candidates for the Board that are recommended by stockholders of Indymac as further discussed in “Corporate Governance”. The Committee held nine meetings in 2006.
Enterprise Risk Management Committee	Mr. Hunt, Chairman Mr. Gramley Mr. Hodel	The primary purpose of this Committee is to ensure the establishment of company-wide risk management policies and strategies governing key risk factors related to capital adequacy, asset quality, management, earnings, liquidity, and sensitivity to market risk. The Committee also oversees certain regulatory matters. The Committee held four meetings in 2006.
Management Development and Compensation Committee (Compensation Committee or MDC)	Mr. Seymour, Chairman Mr. Caldera Mr. Grant	This Committee establishes, reviews and monitors Indymac’s compensation philosophy and practices in order to assist the Board in the discharge of its responsibilities relating to (a) the fair and competitive compensation of the Chief Executive Officer and other key executives, (b) orderly succession planning related to the Chief Executive Officer and President of the Bank, (c) the employee retirement, health and welfare plans of Indymac, including overseeing management’s administration of Indymac’s defined benefit pension plan and deferred compensation plan, and (d) the creation of a corporate environment where ethical behavior is the standard. The Compensation Committee also administers Indymac’s stock award plans. The Committee held 13 meetings in 2006.
Qualified Legal Compliance Committee	Mr. Hunt, Chairman Mr. Gramley Mr. Hodel	The purpose of the QLCC is to (1) adopt written procedures for the confidential receipt, retention, and consideration of any report of evidence submitted to the QLCC by an attorney appearing and practicing before the Securities and Exchange Commission in the representation of the Corporation or its subsidiaries (the “Attorneys” and individually an “Attorney”) of a (a) material violation of federal or state securities law, (b) material breach of fiduciary duty arising under United States federal or state law, or (c) similar violation of any United States federal or state law in compliance with the requirements of Part 205 (a “Part 205 Report”), (2) review and take appropriate action with respect to any Part 205 Report, and (3) otherwise fulfill the responsibilities of a qualified legal compliance committee pursuant to Section 307 of the Sarbanes Oxley Act of 2002 and Part 205. The Committee held no meetings in 2006.
Strategic Financial Planning Committee	Mr. Haden, Chairman Mr. Gramley Mr. Hodel Mr. Hunt Ms. Kennard Mr. Willison	This Committee assists the Board in fulfilling its oversight responsibilities with respect to defining Indymac’s mission, vision and long-term and annual strategic and financial plan. The Committee reviews and makes recommendations to the Board regarding Indymac’s overall business foundation, financial and non-financial objectives, the scope of business in which it competes, its source of competitive advantage, and significant decisions made by the Chief Executive Officer in key strategic areas. The Committee held four meetings in 2006.

(1)	In the opinion of the Board of Directors of Indymac, all current members of the Audit Committee are independent directors as required and defined by the New York Stock Exchange (see the further discussion regarding director independence and audit committee financial experts in “Corporate Governance” and “Audit Committee Matters”).

Indymac Bank Board

Each member of the Indymac Board of Directors also serves as a director of Indymac Bank, Indymac’s principal operating subsidiary. The Indymac Bank Board of Directors also has two independent directors and one executive officer-director who do not serve on the Indymac Board of Directors. The Indymac and Indymac Bank Board of Directors meetings are held concurrently. The following are the persons who serve as directors of Indymac Bank only:

Gabrielle E. Greene, age 46, has been a director of Indymac Bank since January 2007. Ms. Greene is a General Partner of Rustic Canyon/Fontis Partners, a private equity fund based in Pasadena, California. Prior to joining RC/Fontis, she was Chief Financial Officer of Gluecode Software, a venture-backed open source software company, which was sold to IBM in May 2005. Previously she had been CFO of Crown Services, a California based consolidation of commercial contractors. Before joining Crown Services, Ms. Greene was a general partner of the Citigroup sponsored BE/Greenwich Street Equity Fund. Prior to joining BE/Greenwich Street in 1998, Ms. Greene was a principal of HPB Associates, a New York based hedge fund, where she invested in both public and private companies, and also served as CFO of one of the HPB portfolio companies. From 1992 to 1994 Ms. Greene was the founding managing director of the Commonwealth Enterprise Fund in Boston, a private equity fund formed by a consortium of New England Banks. From 1987 to 1992 Ms. Greene was a principal at UNC Partners in Boston, where she was responsible for private equity investments in diverse industries. Prior to completing her graduate school education, Ms. Greene worked for several years as an associate consultant at Bain & Company, a strategic management consulting firm based in Boston. Ms. Greene received her B.A. from Princeton University in 1981, where she graduated from the Urban Studies program at the Woodrow Wilson School. In 1987, she received her M.B.A. from Harvard Business School and J.D. from Harvard Law School. Ms. Greene serves on the boards of Bright Horizons, where she serves on the audit committee, and Whole Foods, where she is chairman of the audit committee and serves on the compensation committee. She has served on several non-profit boards, including the Boston Children’s Museum, and the Boston Partnership, where she chaired the audit committee. She has also served on numerous private company boards. Ms. Greene is a member of the Massachusetts State Bar, and is a Henry Crown Fellow of the Aspen Institute. She serves on the Company’s Audit Committee.

Stuart A. Gabriel, age 53, has been a director of Indymac Bank since September of 2004. Mr. Gabriel is a Director and the Lusk Chair in Real Estate, Lusk Center for Real Estate, and Professor of Finance and Business Economics, Policy, Planning and Development in the Marshall School of Business and the School of Policy, Planning and Development of the University of Southern California. He also is Co-Director of the USC Ross Minority Program in Real Estate Finance and Development. During 1997-1999, Mr. Gabriel served as Deputy Dean at the USC Marshall School of Business. In 2004, he was elected as President of the American Real Estate and Urban Economics Association. Mr. Gabriel serves on the editorial boards of Real Estate Economics, Journal of Real Estate Finance and Economics, Journal of Housing Economics, Journal of Housing Research, Housing Policy Debate, Real Estate Finance, and Journal of Real Estate Research. He also is a Fellow of the Homer Hoyt Institute for Advanced Real Estate Studies. Mr. Gabriel serves as a consultant to numerous corporate and governmental entities and is a Director of KBS REIT. Prior to joining the USC faculty in 1990, Mr. Gabriel served on the economics staff of the Federal Reserve Board in Washington, D.C. In recent years, he also has been a Visiting Scholar at the Federal Reserve Bank of San Francisco. Mr. Gabriel received a Ph.D. in Economics from the University of California, Berkeley.

Richard H. Wohl, age 48, is President of Indymac Bank. He became a director of Indymac Bank in July 2005. Mr. Wohl oversees the primary business divisions of Indymac Bank in both its thrift and mortgage banking segments. Mr. Wohl previously served Indymac in several capacities, including as Chief Executive Officer of Indymac Mortgage Bank from February 2000 to July 2005, Chief Operating Officer in charge of various financial and administrative functions from February 1999 to February 2000, and as general counsel and secretary from April 1994 to February 1999. Prior to joining Indymac in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles, California where he worked in the institutional lending and corporate areas with a focus on mortgage banking. Mr. Wohl graduated with distinction from Stanford University and received a J.D. from Harvard Law School, where he was an editor of the Harvard Law Review.

In addition to the Committees of the Indymac Board of Directors referenced above, the Indymac Bank Board also has a Compliance and Technology Committee as follows:

Board Committee	Members	Responsibilities and Meetings Held
Compliance and Technology Committee	Ms. Kennard, Chair Mr. Gabriel Ms. Greene Mr. Wohl	The primary purpose of this Committee is to assist the Board in its oversight of the Bank’s compliance with all consumer regulatory, fair lending and compliance laws and regulations. In addition, this Committee also provides strategic oversight of Indymac Bank’s information technology and security activities. The Committee held five meetings in 2006.

Director Compensation

The following table sets forth total compensation paid to non-employee directors for 2006:

Director Compensation

							Change in
							Pension Value
							and
		Fees				Non-Equity	Nonqualified
		Earned or				Incentive	Deferred
		Paid in		Stock	Option	Plan	Compensation	All Other
		Cash		Awards	Awards	Compensation	Earnings	Compensation		Total
Name	Year	($)(1)		($) (2) (3)	($) (2) (3)	($)	($) (4)	($) (5)		($)
Louis E. Caldera	2006	$146,500		$20,362	$82,339	$—	$251	$12,174	(6)	$261,626
	2005	95,000		—	118,480	—	244	1,000		214,724
Lyle E. Gramley	2006	89,000		20,362	82,339	—	886	1,000		193,587
	2005	82,500		—	118,480	—	1,149	9,768		211,897
Hugh M. Grant	2006	174,167		20,362	82,339	—	—	1,000		277,868
	2005	145,833		—	118,480	—	—	1,000		265,313
Patrick G. Haden	2006	101,500	(7)	20,362	82,339	—	29	1,000		205,230
	2005	92,500		—	118,480	—	52	1,000		212,032
Terrance G. Hodel	2006	94,000	(8)	100,019	58,458	—	141	1,000		253,618
	2005	92,500		73,724	—	—	208	1,000		167,432
Robert L. Hunt II	2006	134,000		20,362	82,339	—	—	1,000		237,701
	2005	120,000		—	118,480	—	—	1,000		239,480
Senator John Seymour (ret)	2006	175,000		20,362	82,339	—	—	1,000		278,701
	2005	120,000		—	118,480	—	—	1,000		239,480
James R. Ukropina	2006	46,667		210,146	73,323	—	14	—		330,150
	2005	169,164		101,596	—	—	34	2,027		272,821
Bruce G. Willison	2006	105,833		20,362	106,918	—	88	1,000		234,201
	2005	40,000		—	21,110	—	15	1,000		62,125

(1)	Fee amount deferred at the election of the director to a subsequent year are included in amount reported.

(2)	Amounts reflect the amounts recognized for financial statement reporting purposes in fiscal year 2006, computed in accordance with Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“SFAS No. 123(R)”) without taking into consideration a forfeiture assumption, as required by the Securities Exchange Commission (SEC) for disclosure purposes in this Director Compensation Table. See Note 24 — Benefit Plans in Indymac’s 2006 Form 10-K for an explanation of the valuation model assumptions used.

(3)	As of Dec. 31, 2006, the aggregate number of restricted stock and option awards outstanding for each director was as follows:
1,876 shares of restricted stock and options to purchase 56,519 shares for Mr. Caldera;
1,876 shares of restricted stock and options to purchase 51,427 shares for Mr. Gramley;
1,876 shares of restricted stock and options to purchase 102,063 shares for Mr. Grant;

1,876 shares of restricted stock and options to purchase 102,063 shares for Mr. Haden;
5,237 shares of restricted stock and options to purchase 21,738 shares for Mr. Hodel;
1,876 shares of restricted stock and options to purchase 74,291 shares for Mr. Hunt;
1,876 shares of restricted stock and options to purchase 82,063 shares for Mr. Seymour;
1,876 shares of restricted stock and options to purchase 23,530 shares for Mr. Willison;

(4)	Includes the above-market nonqualified deferred compensation earnings during 2006, which is the required disclosure in this Director Compensation Table. See the detailed discussion concerning the Deferred Compensation Plan, including the methodology for setting the annual rate of return, in the section captioned “Deferred Compensation Plans” on page 45 of this Proxy Statement.

(5)	Includes for each current director a $1,000 annual charitable contribution made by Indymac to a charity chosen by each director on each director’s birthday.

(6)	Includes the following: membership dues paid on behalf of Mr. Caldera to a nonprofit organization in support of Indymac Bank’s Hispanic lending initiatives, miscellaneous gifts, recreation fees and $1,000 annual charitable contribution described in footnote (5).

(7)	Includes $5,000 in fees for serving on the Compliance and Technology Committee of the Board of Indymac Bank, F.S.B.

(8)	Includes director fees of $5,000 for serving on the Board of Financial Freedom Senior Funding Corporation, a subsidiary of Indymac Bank, F.S.B.

For 2006, our board compensation included the following:

•	An annual cash retainer of $75,000 for all non-employee directors;

•	An additional annual cash retainer of $20,000 for service on the Audit Committee;

•	An additional annual cash retainer of $4,000 paid at the beginning of his or her term as Presiding Director (Prior to April of 2006, an additional cash retainer of $20,000 for the Presiding Director);

•	A $2,500 cash fee for Committee Chairman for each Committee meeting chaired in a calendar year;

•	A $2,500 cash fee for Committee members for each Committee meeting attended (after the fourth Committee meeting attended in a calendar year);

•	A $2,500 daily fee for attendance at other qualifying board-related functions;

•	Non-qualified stock options and restricted stock awards for all non-employee directors;

•	A stock ownership requirement for non-employee directors equivalent to three times the annual board retainer fee.

See also the description of the Director Emeritus program included in this section.

For 2007, the board compensation policy has been amended. Among other things, this revision reduced the Presiding Director’s annual cash retainer to $3,000 paid at the beginning of his or her term.

For 2006, each non-employee director received an automatic annual grant of a nonqualified stock option to purchase a number of shares of Common Stock equal to 0.0125% of the issued and outstanding shares of such Common Stock as of the end of the preceding fiscal year (excluding treasury shares), but in no event less than 3,750 shares. Additionally, each non-employee director will receive, on an annual basis, a number of shares of restricted common stock having a fair market value equal to the value of such option, determined using the same valuation method as then used by Indymac for financial reporting.

As in the past, options and restricted stock were granted automatically on the same date that annual grants of equity incentive awards are made to employees. Under the board compensation policy, if a non-employee director is elected within six months following the annual grant date, he or she will receive options for the number of shares covered by the most recent annual director grant. If a non-employee director is elected more than six months following the most recent annual grant date, but before the next annual grant date, he or she will receive options for one-half the number of shares covered by the most recent annual director grant. The number of shares of restricted stock granted to such non-employee directors will be determined according to the value of the option grant, as described above.

Options will have an exercise price equal to the fair market value of Common Stock on the date of grant, will vest on the first anniversary of the grant date, and will expire on the latest date permitted under the 2002 Plan or earlier in the event of a non-employee director’s termination of service.

Restricted stock vests in equal annual installments over a three-year period, and any dividends on such shares will accrue and vest at the same time.

Vesting for options and restricted stock will accelerate in full upon a change in control of Indymac, a non-employee director’s death or disability, or a non-employee director’s failure to be renominated or reelected to the board after five years of service as a director, provided that the director remains on the board until his or her normal term expires. In addition, the options and restricted stock will become immediately vested in the event that a non-employee director ceases to be a director pursuant to the Board of Director’s acceptance of the non-employee director’s resignation after such director fails to receive a sufficient number of votes for re-election in accordance with the majority vote requirements in Indymac’s Bylaws.

For 2006, each non-employee director who has served on the Board for at least three years was expected to own Common Stock with a value equal to $225,000, which is equal to three times his or her base annual retainer fee. The value of vested options (net of tax), as determined by Indymac, will be counted towards the ownership requirements. Any non-employee director failing to meet these ownership guidelines will not be required to purchase stock in the open market in order to meet these requirements but will be prohibited from selling shares until he or she becomes compliant.

Director Emeritus Plan

Historically, Indymac has maintained a Director Emeritus Plan, which provides certain retiring non-employee directors with a benefit based upon length of service as a director and the level of cash compensation received as a director prior to retirement. Participating directors are prohibited from competing with Indymac during the benefit period. Pursuant to the Board Compensation Policy, the Director Emeritus Plan is available only for non-employee directors who were serving on the board as of Dec. 31, 2005, or who already were participating in the Director Emeritus Plan as of such date.

On Jan. 24, 2006, Indymac entered into a Director Emeritus Participation Agreement with Mr. Ukropina, who retired from the Board of Directors in April of 2006. Pursuant to the Participation Agreement and in recognition of Mr. Ukropina’s service on the Indymac board, Indymac waived the seven year service requirement and agreed to pay Mr. Ukropina compensation at the rate of $50,000 per annum for a period of five years and two months. The Participation Agreement also requires that Mr. Ukropina refrain from competing with Indymac, seeking a position on the Board other than pursuant to Indymac’s request, and engaging in activities which may lead to a change in control of Indymac.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent auditors to audit Indymac’s consolidated financial statements for the fiscal year ending Dec. 31, 2007. Ernst & Young LLP has acted as the independent auditors for Indymac since 2001. In accordance with a resolution of the Audit Committee, this appointment is being presented to stockholders for ratification at this meeting. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required for ratification.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as Indymac’s independent auditors for the fiscal year ending Dec. 31, 2007. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

CORPORATE GOVERNANCE

General

Indymac adopted formal corporate governance standards in January 2002 and has a Corporate Governance Committee (the “CGC”) of the Board of Directors (the “Board”) with the primary function of setting guidelines for corporate governance and reviewing governance standards annually to ensure they incorporate recent corporate governance developments and generally meet the corporate governance needs of Indymac. Specifically, the CGC (a) assists the Board by identifying individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of shareholders and for Board committee assignments, (b) recommends to the Board the Corporate Governance Guidelines, Board Committee Charters and Board Policies applicable to the Company, and (c) leads the Board in its annual review of the Board’s performance and other governance related matters.

You may obtain the Board of Directors’ Guidelines for Corporate Governance Issues and the charters of each of the Board’s committees, including the Audit Committee, Qualified Legal Compliance Committee, Enterprise Risk Management Committee, Management Development and Compensation Committee, Corporate Governance Committee and Strategic and Financial Planning Committee by accessing the “Corporate Governance” subsection of the “Investors” section of www.indymacbank.com, or by writing to Indymac’s Corporate Secretary at IndyMac Bancorp, Inc., 888 East Walnut Street, Pasadena, California 91101.

As of Feb. 27, 2007, Institutional Shareholder Services, Inc. ranked Indymac’s governance at the 100th percentile of its industry group and at the 98th percentile of the S&P 400 group, meaning that Indymac outperformed 100 percent of the companies in the bank group and 98 percent of the companies in the S&P 400 Index.

Director Independence and Presiding Director

The Corporate Governance Committee of the Board of Directors has adopted criteria and procedures for evaluating the independence of Indymac’s directors based on the listing standards of the New York Stock Exchange, which can be found on the Company’s Web site at www.indymacbank.com. Pursuant to these procedures, an independence review must be made when a director joins the Board, annually prior to re-election, and at any time that a director’s circumstances change such that the Committee or the Board determines that an independence assessment should be conducted. The Board undertook its annual review of director independence in January 2007. During this review, the Board considered relationships and transactions during the past three years between each director or any member of his or her immediate family and Indymac and its subsidiaries and affiliates. In addition to the transactions reported under “Certain Transactions and Business Relationships,” the Board considered the following:

•	Membership dues paid on behalf of Mr. Caldera to a nonprofit organization in support of Indymac Bank’s Hispanic lending initiatives. These dues have been reported as a perk in the Director Compensation Table;

•	Messrs. Grant and Haden’s positions as members of the Compensation Committee of a company that leases space from Indymac Bank. These positions and the lessee’s occupancy were established prior to Indymac Bank’s purchase of said space, as part of the expansion of its regional operations center in Pasadena, California;

•	Mr. Haden’s position as a partner of a company that owns a 10% interest in an investment banking firm that Indymac Bank has engaged from time to time. Any benefit to Mr. Haden derived from his passive investment in the Firm is de minimis. These transactions were in the ordinary course of business and were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons; and

•	Mr. Willison’s position as a director of Move, Inc. which has done business with Indymac Bank from time to time. These transactions were in the ordinary course of business and were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons.

Further, the Board considered directors’ board and committee service with companies which do not do business with Indymac. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Based on the review, the Board of Directors affirmatively determined that Messrs. Caldera, Gramley, Grant, Haden, Hodel, Hunt, Seymour and Willison and Ms. Kennard, constituting all of the directors nominated for election at the Annual Meeting other than Mr. Perry, Indymac’s Chairman of the Board and Chief Executive Officer, are independent of Indymac and its management under the criteria established by the Corporate Governance Committee. Accordingly, 90% of the Board-elect consists of independent directors.

The Board of Directors’ Guidelines for Corporate Governance Issues require the Board to appoint presiding directors who are independent directors and shall serve on a rotating basis as the presiding director at the Executive Sessions held during the following year. The Board appointed Mr. Caldera to serve as presiding director from April 26, 2006 through May 24, 2006; Mr. Gramley to serve as presiding director from May 25, 2006 through July 25, 2006; Mr. Haden to serve as presiding director July 26, 2006 through Sept. 19, 2006; Mr. Hodel to serve as presiding director Sept. 20, 2006 through Dec. 5, 2006; Mr. Hunt to serve as presiding director Dec. 6, 2006 through Jan. 23, 2007; Mr. Seymour to serve as presiding director Jan. 24, 2007 through Feb. 27, 2007; Mr. Willison to serve as presiding director Feb. 28, 2007 through April 24, 2007; and Lydia Kennard to serve as presiding director April 25, 2007 through May 21, 2007. The Board of Directors met in Executive Session at eight of its 10 meetings in 2006.

Communicating with the Presiding Director and the Board

You may communicate with the presiding director or the Board as a group by writing to Presiding Director, IndyMac Bancorp, Inc., 888 East Walnut Street, Pasadena, California 91101. Communications to specific non-management directors may be submitted to the attention of the Corporate Secretary at the same address. The Corporate Secretary will regularly forward to the Board a summary or copies of all such correspondence that, in the opinion of the Corporate Secretary, relates to the functions of the Board or committees thereof or that she otherwise determines requires their attention. Directors may at any time request copies of any correspondence so summarized. Alternatively, a director may request that all correspondence addressed to him or her be forwarded to him or her. Concerns relating to accounting, internal controls or auditing matters may be communicated in this manner, or may be submitted via the Accounting/Audit link under the “Contact Us” section of www.IndymacBank.com. These concerns are immediately brought to the attention of Indymac’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Audit Committee Financial Experts

Pursuant to the applicable rules of the Securities and Exchange Commission, the Board undertook a review of the qualifications and expertise of the Audit Committee members in January 2007. Based on this review, the Board of Directors has determined that Messrs. Grant, Hunt and Willison, all of the members of the Audit Committee, are “audit committee financial experts,” as defined by the Securities and Exchange Commission rules.

Consideration of Stockholder Candidates and Selection Criteria

The Corporate Governance Committee will consider candidates recommended by stockholders of Indymac for nomination for election to the Board of Directors at Indymac’s Annual Meeting. A stockholder who wishes to recommend a candidate for nomination to the Board of Directors must submit such recommendation to the Corporate Secretary of Indymac in accordance with Indymac’s Bylaws and the Corporate Governance Committee’s Policy and Guidelines on Director Candidates Recommended by Stockholders, which requires such notice be delivered to and received no later than one hundred twenty (120) days prior to the anniversary date of the mailing of the proxy statement in connection with the previous year’s annual meeting. All such recommendations will be forwarded by the Corporate Secretary to the chairman of the Corporate Governance Committee.

All stockholder recommendations of candidates for nomination for election to Indymac’s Board must be in writing and must set forth as to each director candidate recommended the following: (1) name, age, business address and residence address of the individual; (2) the principal occupation or employment of the individual during the five-year period preceding the date of the recommendation; (3) the class and number of shares of capital stock of Indymac that are owned beneficially or of record by the individual; (4) any other information relating to the individual that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations; and (5) a statement of whether the individual, if elected, intends to tender, promptly following the individual’s election, an irrevocable offer of resignation as contemplated by the majority vote provisions of Indymac’s Bylaws. Certain information as to the stockholder providing the recommendation must be included, such as, the name and address of the stockholder, the class and number of shares of capital stock of Indymac which are owned beneficially or of record by the stockholder and a description of certain types of material agreements and arrangements between the stockholder and its related persons, on one hand, and the director candidate and its related persons, on the other hand. Each recommendation must be accompanied by: (i) a completed and signed questionnaire together with certain representations specified in Indymac’s Bylaws relating to the absence of certain commitments and agreements that might otherwise interfere with the candidate’s ability to carry out the duties of a director; and (ii) the written consent of each individual recommended, which must include a statement that if the individual were to be nominated and elected, the individual would serve as a director of Indymac and permission to investigate the individual for purposes of considering the individual as a director nominee.

The Corporate Governance Committee will consider prospective nominees for the Board of Directors based on the need for additional Board members to fill vacancies or to expand the size of the Board. Once the Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the stockholder making the recommendation. The Committee then evaluates the prospective nominee against the standards and qualifications set forth in Indymac’s Guidelines for Corporate Governance Issues, including relevant experience, industry expertise, intelligence, independence, diversity of background and outside commitments.

Stockholders may also make nominations of persons for election to the Board of Directors at the annual meeting in accordance with the Bylaws of Indymac, if the stockholder provides notice of such nomination to the Corporate Secretary (1) not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and (2) in the form required by the Bylaws of Indymac. No stockholder nominations of persons for election to the Board of Directors were received in connection with the 2007 Annual Meeting.

Code of Business Conduct and Ethics

Indymac has a Code of Business Conduct and Ethics that is applicable to all employees and officers of Indymac, including the principal executive officer, the principal financial officer and the principal accounting officer. In addition, Indymac has a Director Code of Ethics that sets forth the policy and standards concerning ethical conduct for directors of Indymac. You may obtain the Code of Business Conduct and Ethics and the Director Code of Ethics by accessing the “Corporate Governance” subsection of the “Investors” section of www.indymacbank.com, or free of charge by writing to Indymac’s Corporate Secretary at IndyMac Bancorp, Inc., 888 East Walnut Street, Pasadena, California 91101. Indymac intends to post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to Indymac’s principal executive officer, principal financial officer or principal accounting officer) and the Director Code of Ethics at this location on its website.

Related Party Transactions and Business Relationships

Indymac recognizes that transactions with related persons present a heightened risk of actual or perceived conflicts of interest or improper valuation. Nevertheless, Indymac recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of Indymac and its shareholders. The SEC requires public companies to report certain related person transactions in their public reports. For the first time in 2007, the SEC also is requiring public companies to describe their policies and procedures relating to the review, approval or ratification of related person transactions. Historically, Indymac’s practices and procedures to monitor and disclose related person transactions have included:

•	The adoption of a policy requiring prior approval of loans to directors, officers, and persons residing in their household, in accordance with the requirements of OTS Regulation O,

•	The adoption of an Employee Code of Business Conduct and Ethics, and a Director Code of Ethics, which govern potential conflicts of interest, and

•	The use of annual questionnaires requiring directors and executive officers to report related person transactions to Indymac.

In addition, on Feb. 27, 2007, Indymac adopted a formal, written policy which requires the Chairman of the Corporate Governance Committee to determine whether any transaction in which all of the following are present is a “related person transaction” under applicable rules and regulations:

•	Indymac or any of its subsidiaries was, is or will be a participant,

•	any director, nominee for director, executive officer, 5% shareholder, immediate family member of such persons, or company in which any of such persons is a controlling party (such as a senior officer, senior manager, partner, principal, or 5% shareholder) has or will have a direct or indirect interest, and

•	the amount involved exceeds or may exceed $120,000 individually or when aggregated with all similar transactions with such person.

Any related person or senior manager who becomes aware of a potential related person transaction is required to notify the Chief Governance Officer, who will inform the Chairman of the Corporate Governance Committee and the General Counsel’s office. If the Chairman of the Corporate Governance Committee determines that the proposed transaction would be a related person transaction, it must be pre-approved by the Corporate Governance Committee at the next regularly scheduled meeting. If it is not practicable or desirable to wait until the next meeting, the transaction may be pre-cleared by the Chairman of the Corporate Governance Committee or the Presiding Director.

Any transaction involving the hiring of a related person, other than an independent director or an immediate family member of an independent director, to an ordinary position at Indymac for an ordinary level of compensation will not require pre-approval but will be reviewed and ratified, amended, or terminated by the Corporate Governance Committee on an annual basis. If the Chief Executive Officer or any senior manager becomes aware of a related person transaction that is pending or ongoing that has not been previously reviewed in accordance with the policy, the transaction will be reported to the Corporate

Governance Officer, who will present it to the Chairman of the Corporate Governance Committee for consideration. If the Chairman of the Corporate Governance Committee determines that the transaction is a related person transaction, it must be presented to the Corporate Governance Committee for review and ratification, amendment or termination.

Only transactions that the Corporate Governance Committee (or the Committee Chairman or Presiding Director acting under delegated authority) determine in good faith to be in, or not inconsistent with, the best interests of Indymac and its shareholders will be pre-approved or ratified. Transactions involving extensions of credit required to be approved in accordance with Indymac’s Regulation O policy will be handled in accordance with that policy.

Mortgage Loans and Extensions of Credit

From time to time, certain directors and executive officers of Indymac and its subsidiaries, and family members of such persons, were indebted to Indymac Bank as customers in connection with mortgage loans and other extensions of credit by Indymac Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collectibility or presented other unfavorable features. In addition, directors, officers and employees of Indymac and its subsidiaries are entitled to receive certain discounts or waivers of fees or commissions for certain products and services offered by Indymac Bank.

Senior Officer Loans

Indymac had a special loan program for senior officers to assist them in relocating to the Pasadena area. For senior officers who are eligible for the program, Indymac will extend a second mortgage loan in an amount up to $500,000, secured by the senior officer’s home. Pursuant to the terms of the loan, no interest or principal is due unless the senior officer’s employment is terminated for any reason, at which point the interest rate is modified and interest and principal payments are calculated to ensure payment in full on the maturity date. Each loan is forgiven over a four or five year period, with 25% or 20%, as applicable, being forgiven on each of the first four or five anniversaries of the origination date. In compliance with the Sarbanes-Oxley Act of 2002, which prohibits loans from Indymac to executive officers, this loan program is no longer offered to Indymac’s executive officers. Indymac extended loans to executive officers under this program prior to the enactment of the Sarbanes-Oxley Act of 2002, and pursuant to the grandfather provisions of such law, these loans may remain outstanding (so long as they are not modified) until maturity. The total amount of loans outstanding to all senior officers under this loan program as of Dec. 31, 2006, was $1,342,563.

Indymac also had a special loan program to assist senior officers with initiation fees for country club memberships to be used for business purposes. The loan program was discontinued in July 2002. Pursuant to the terms of the outstanding loans, the loans bear no interest and no principal is due unless the senior officer’s employment is terminated or he/she relinquishes the membership, at which point, the lesser of the value of the membership or the entire principal amount is due and payable. Indymac extended loans to executive officers under this program prior to the enactment of the Sarbanes-Oxley Act of 2002, and pursuant to the grandfather provisions of such law, these loans may remain outstanding (so long as they are not modified) until maturity. The total amount of loans outstanding to all senior officers under this loan program as of Dec. 31, 2006, was $287,788.

The following table sets forth information concerning loans outstanding to Indymac’s named executive officers under the two loan programs described above:

			Balance at	Highest Balance
Name	Loan Program	Origination Date	December 31, 2006	During 2006	Interest Rate
S. Blair Abernathy	Club Loan	11/28/2000	$3,600	$3,600	0%
A. Scott Keys	Second Loan(1)	2/22/2002	30,000	60,000	0%
	Club Loan	6/27/2002	55,000	55,000	0%
Michael W. Perry	Club Loan(2)	3/24/1993	23,688	23,688	0%

(1)	The loan is currently at a 0% interest rate and was forgiven over a five-year period that ended in February 2007.

(2)	The loan was paid off by Mr. Perry in March 2007.

Family Member Employees

During 2006, certain family members of Messrs. Perry and Sillman, and Ms. Minier and Ms. Mathoda worked for Indymac or one of its subsidiaries or affiliates as set forth in the following table. None of Mr. Perry’s family members resided in his household during the year. Neither Messrs. Perry or Sillman, nor Ms. Minier or Ms. Mathoda was involved in the direct management of their respective family members. Indymac’s general policy is to hire employees based on each employee’s qualifications for the position for which the employee is considered regardless of the employee’s relationship to directors, officers or employees of Indymac and its subsidiaries and affiliates. Additionally, Indymac compensates all employees in accordance with the compensation parameters established for each position, with increases based solely on merit.

				Bonus/Incentive			Total Cash
Officer/Director	Family Member	Title	Salary	Compensation	Commission	Other	Compensation
Michael W. Perry	Bob Perry (father)(1)	Independent Inspector	$—	$—	$—	$72,820	$72,820
	Roger Perry (brother)(2)	Lending Officer for Home Builder Division	75,000	—	147,767	—	222,767
	Jeanne Telvig Moe (sister-in-law)(3)	Business Development Manager for the Mortgage Professionals Group	36,000	—	178,823	—	214,823
	Annie Welch (cousin)	First Vice President, Operations, Home Equity Division	140,000	118,930	—	—	258,930
Frank M. Sillman	Michelle Minier (wife)	Executive Vice President, Chief Executive Officer, Financial Freedom	318,750	621,916	—	—	940,666
Michelle Minier	Frank Sillman (husband)	Executive Vice President, Chief Executive Officer, Mortgage Bank	337,500	836,388	—	—	1,173,888
Rayman K. Mathoda	Nikhil Shahi (brother-in-law)(4)	Vice President, Strategic Planning	30,000	40,050	—	—	70,050

(1)	Mr. Perry is an independent building inspector who is hired by Indymac Bank’s Homebuilder division from time to time at standard market rates to inspect properties that secure Indymac Bank construction loans. Indymac Bank was reimbursed for the indicated amount through fees paid by the subject borrowers.

(2)	For 2006, Mr. Perry was the top producer of new loan commitments within the division.

(3)	For 2006, Ms. Moe ranked number 16 out of 733 for all Wholesale Business Development Managers, and number 2 out of 59 in her respective region.

(4)	Mr. Shahi was hired on Oct. 2, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, Indymac’s directors and executive officers are required to report their ownership of and transactions in Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports are also required to be supplied to Indymac. Specific dates for filing these reports have been established by the Securities and Exchange Commission, and Indymac is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 2006. Based solely on its review of the copies of the reports prepared or received by it, Indymac believes that all such filing requirements were satisfied.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Management is responsible for Indymac’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Indymac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, but the Audit Committee is not responsible for preparing Indymac’s financial statements or auditing those financial statements, which are the responsibilities of management and the independent auditors, respectively.

The Audit Committee has reviewed with Ernst & Young LLP, who, as Indymac’s independent auditors, are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, Ernst & Young LLP’s judgment as to the quality, not just the acceptability, of Indymac’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has also discussed with Indymac’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal auditors and the independent auditors (without management present) to discuss the results of their examinations, their evaluations of Indymac’s internal controls and the overall quality of Indymac’s financial reporting.

In the context of the foregoing, the Audit Committee has reviewed the audited consolidated financial statements of Indymac for the fiscal year ended Dec. 31, 2006 with management. In connection with that review, management represented to the Audit Committee that Indymac’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has reviewed management’s report on its assessment of internal controls over financial reporting, as required under the Sarbanes-Oxley Act of 2002 and the FDIC Improvement Act of 1991. In its report, management provided a positive assertion that internal controls over financial reporting were in place and operating effectively as of Dec. 31, 2006. The Audit Committee also has reviewed with Ernst & Young LLP its attestation report on management’s assertions.

The Audit Committee has discussed the consolidated financial statements with Ernst & Young LLP and it also has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) and the New York Stock Exchange rules relating to the conduct of the audit. The Audit Committee also has received written disclosures and a letter from Ernst & Young LLP regarding its independence from Indymac as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Ernst & Young LLP the independence of the firm, and has considered all of the above communications as well as all audit, audit-related and non-audit services provided by Ernst & Young LLP. In reliance upon the foregoing, the Audit Committee has determined that Ernst & Young LLP are independent auditors with respect to Indymac within the meaning of the federal securities laws and the rules and regulations thereunder and Rule 3600T of the Public Company Accounting Oversight Board, which designates as interim independence standards Rule 101 of the American Institute of Certified Public

Accountants’ Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board. In connection with Ernst & Young LLP’s audit of Indymac’s consolidated financial statements, Indymac entered into an engagement agreement with Ernst & Young LLP, which set forth the terms by which Ernst & Young LLP will perform audit services for Indymac. That agreement is subject to alternative dispute resolution procedures.

All three members of the Audit Committee have been determined by the Board of Directors of Indymac to be independent directors and financial experts as more fully described in “Corporate Governance”. The oversight and other responsibilities of the Audit Committee are described in the Audit Committee Charter, which can be found in the Corporate Governance section of our Website at www.indymacbank.com.

In reliance upon the above materials and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Indymac’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2006.

The Audit Committee

Hugh M. Grant, Chairman
Robert L. Hunt II
Bruce G. Willison

Fees of Principal Accountants

The Audit Committee, in its capacity as a committee of the Indymac Board of Directors, is directly responsible for the appointment, compensation, retention and oversight of Indymac’s independent auditors. The Audit Committee is required to approve all engagements with the independent auditors, including both audit services and non-audit services prior to such services being rendered. The Audit Committee has delegated to the Audit Committee Chairman the ability to pre-approve non-audit service engagements with the independent auditors involving fees of up to $100,000 per engagement. Any such services pre-approved by the Chairman are to be reported at the next full Audit Committee meeting. In approving such non-audit services, the Audit Committee (or Chairman when applicable) considers whether the proposed services are prohibited under current law or regulations. The Audit Committee (or Chairman when applicable) must, in order to approve the proposed non-audit services, also be of the opinion that the proposed services, both individually and collectively with all other provided services, will not impair the independence of the independent auditors relative to the financial statement audit opinion discussed above. The Audit Committee also receives assurances from the independent auditors for every proposed engagement that the independent auditors believe that the proposed engagement is not a prohibited service under applicable laws and regulations and that the proposed service will not impair the auditors’ independence relative to their audit opinion regarding Indymac’s financial statements.

The following table sets forth the aggregate fees agreed upon with and/or billed to Indymac for the fiscal years ended Dec. 31, 2006 and 2005 by Ernst & Young LLP:

Type of Fee	2006	2005 (1)
Audit Fees(2)	$1,496,000	$1,385,000
Audit Related Fees(3)	1,135,000	512,000
Tax Fees(4)	830,000	320,000
All Other Fees(5)	10,000	10,000

(1)	Fees for the fiscal year ended Dec. 31, 2005, have been reclassified to conform to the current year presentation.

(2)	Includes fees for the audit of Indymac’s annual consolidated financial statements, review of the consolidated financial statements included in Indymac’s Form 10-Qs for the fiscal year, and audit related accounting consultations.

(3)	Includes fees for mortgage compliance procedures, due diligence for mortgage securitizations and other mortgage related transactions, acquisition due diligence and other transactions, and audits of the employee benefit plan.

(4)	Includes fees relating to research and development tax credit study (considered a tax consulting engagement), earnings and profit study, state tax planning and other tax-related strategic initiatives, as well as the preparation of income tax returns and tax advice.

(5)	Fees are for the use of Ernst & Young LLP’s on-line research tool.

The Audit Committee is required to pre-approve all audit and non-audit services provided by the independent auditor and has considered whether the provision of the services relating to these fees is compatible with maintaining the auditors’ independence. None of the services relating to these fees were rendered pursuant to a waiver of the Committee’s pre-approval procedures.

Management Development and Compensation Committee

The purpose of the Management Development and Compensation Committee (the “Compensation Committee”) is to establish, review and monitor the compensation philosophy and practices of IndyMac Bancorp, Inc., and its direct and indirect subsidiaries in order to assist the Board of Directors (the “Board”) in the discharge of its responsibilities relating to (a) the fair and competitive compensation of the Chief Executive Officer (the “CEO”) and senior executives, (b) the incentive compensation, employee retirement, health and welfare plans of the Company, (c) the development of, and orderly succession planning related to key senior executive personnel, and (d) the creation of a corporate environment where ethical behavior is the standard.

The duties and responsibilities of the Compensation Committee include reviewing and approving appropriate corporate goals and objectives for the next year, which are then discussed with the full Board; evaluating the performance of the CEO in meeting the prior year’s corporate goals and objectives, which performance is then discussed with the full Board; consider the total compensation paid to the CEO for the prior year, including base salary, cash incentive, equity incentive and any other compensation, including but not limited to, perquisites and potential severance payments; and then review and approve the compensation level of the CEO. Annually, or more frequently if required by the terms of any employment contract between the Company and the CEO, the Compensation Committee will consider the performance of the Company; consult with such other information it deems appropriate, which may include the value of such awards granted to other CEOs of similarly situated companies, the financial services industry and industry in general; the total compensation paid to the CEO, including the number of equity incentives granted in prior years; and then, review and approve the long-term incentive award for the CEO. The Compensation Committee is charged with negotiating the terms of the CEO’s employment agreement and approving the final terms of such agreement. In 2006, the Compensation Committee exercised this duty and negotiated a new contract with Mr. Perry effective in September 2006 (see Appendix for further details).

The Compensation Committee periodically reviews the Company’s philosophy regarding overall executive compensation and discusses alternate compensation approaches with the CEO as appropriate. This includes: annually reviewing data to assess the Company’s competitive position for the three components of executive compensation (base salary, annual incentives, and long-term incentives); reviewing on an alternating annual basis an internal analysis provided by management regarding these components and an external compensation analysis provided by an outside expert on compensation, which may include surveys compiled by third-party consultants and other supplemental general industry compensation information used to determine that total compensation paid to the Company’s Senior Managers is reasonable.

The Compensation Committee reviews and approves all Executive Officer compensation for compliance with Section 16 of the Securities and Exchange Act and Section 162(m) of the Internal Revenue Code and any other applicable laws and regulations and administers and makes recommendations to the Board regarding the adoption, amendment or rescission of equity incentive plans and assures that payments under these plans are in conformance with any restrictions placed thereon by the Board and shareholders. The Compensation Committee reviews the performance of the fiduciaries who manage the retirement, health and welfare plans as defined by the Employee Retirement Security Act of 1974 (“ERISA”) sponsored by the Company and all subsidiaries and render appropriate reports to the Board. Additionally, the Compensation Committee issues a report on executive compensation for inclusion in the Company’s proxy statement.

The Compensation Committee reviews and monitors the Company’s compensation and hiring practices in support of a diverse workforce and compliance with applicable laws and regulations, including laws regarding nondiscrimination in employment and human resource practices.

The Compensation Committee consists of three directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the New York Stock Exchange and the IndyMac Bancorp, Inc., Guidelines for Corporate Governance Issues. The members of the Compensation Committee are Mr. John Seymour (Chair), Mr. Louis Caldera and Mr. Hugh Grant. In 2006, the Compensation Committee met 13 times.

  Compensation Committee Report on Executive Compensation

Compensation for the executive officers of Indymac is administered under the direction of the Management Development and Compensation Committee of the Board of Directors, also referred to as the Compensation Committee. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2006 and the Company’s Proxy Statement to be filed in connection with the Company’s 2007 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

The Compensation Committee

Senator John Seymour (ret.), Chair
Louis E. Caldera
Hugh M. Grant

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and the three most highly-compensated executive officers other than the principal executive officer and the principal financial officer, collectively considered the “named executive officers” (“NEOs”). The information presented includes, among other things, the overall objectives of our compensation plan and each element of compensation we provide.

Adhering to the guidelines issued by the Securities Exchange Commission, Indymac has identified the following five executives as the Company’s NEOs:

•	Michael W. Perry, Chairman and Chief Executive Officer, IndyMac Bancorp, Inc., by virtue of the fact that he was the Company’s only Principal Executive Officer for 2006

•	A. Scott Keys, Executive Vice President and Chief Financial Officer, by virtue of the fact that he was the Company’s only Principal Financial Officer for 2006

•	Richard H. Wohl, President, Indymac Bank, by virtue of the fact that he is one of the Company’s most highly compensated executives

•	S. Blair Abernathy, Executive Vice President and Chief Investment Officer, by virtue of the fact that he is one of the Company’s most highly compensated executives

•	James R. Mahoney, Chairman, Financial Freedom, by virtue of the fact that he is one of the Company’s most highly compensated executives

A foundation of meritocracy that rewards performance

We believe that a corporate culture based on the foundation of a “meritocracy,” where individuals and teams are evaluated and rewarded based solely on their performance — without regard to politics — is the approach that will foster an environment of excellence and lead to the greatest level of business success for the Company. And we believe business success will drive competitive financial returns for our shareholders.

The objectives of Indymac’s compensation programs and meritocracy culture are to attract, motivate and retain the type of executives needed to develop and execute the Company’s core strategies, which in turn should maximize the Company’s financial performance and long-term shareholder value creation. Indymac seeks to promote an entrepreneurial environment of creativity and distinctiveness.

Indymac’s compensation philosophy supports its culture of meritocracy by tying the incentive compensation of its senior managers — including all NEOs — to their performance against the goals established for them. The specific goals for each of the NEOs relating to 2006 are described in more detail below. For Mr. Perry, these goals are based on the Company’s earnings per share (EPS), return on equity (ROE), and growth in these measures on a year-over-year basis. For Mr. Keys, these goals are based on the achievement of qualitative goals and milestones in his area of responsibility. Messrs. Wohl, Abernathy and Mahoney all have goals that use growth in net income and ROE, in their respective divisions, as the measurement for achievement. The Company uses net income and ROE relating to their areas of responsibility for evaluating the performance of these NEOs, as it believes these are the metrics that are most important in meeting the Company’s long-term strategic mission.

While we adopt a highly metrics-focused approach to the design of our compensation plans, we must leave in some subjectivity in order to encourage a creative response to market opportunities. This is balanced with sound overall enterprise risk management.

Principles

The four principles that support our compensation philosophy are outlined below.

1.	A Predominant Portion of NEO Compensation Should Be Performance Based

Our compensation program, the engine of our meritocracy, is designed to reward improvements in actual results. Shareholder value is generally created by improvement in corporate performance; therefore, our compensation plans are structured to reward improved performance by our NEOs on a year-over-year basis. Consequently, Indymac’s compensation packages do not reward the status quo. To maximize compensation, NEOs have a strong incentive to continually improve their performance.

2.	A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Equity or Other Long-Term Incentive Awards Which Align Management’s Interests With Those of Indymac’s Shareholders

We believe that a substantial portion of total compensation for the NEOs should be provided in the form of equity and other long-term incentive compensation, in order to align the interests of our NEOs with the interests of our shareholders. In 2006, equity awards, including both stock options and restricted stock, were granted based on 2005 performance to Messrs. Keys, Abernathy and Mahoney. The old employment agreement of Mr. Perry and the current employment agreement of Mr. Wohl were structured to provide substantial equity awards at the time these agreements were signed in 2002 and therefore, no equity grants were made to them in 2006 for 2005 performance.

Based on 2006 performance, all NEOs except Messrs. Wohl and Perry received long-term incentive awards, which included a combination of stock options, restricted stock, and other long-term incentive compensation, all granted in the first quarter of 2007. Mr. Perry entered into a new five-year employment agreement in September 2006 and per the terms of that agreement is eligible to receive an equity award in

2007. Option grants primarily vest equally over three years from the date of grant and restricted stock vests on the third anniversary of the date of grant.

3.	Our Compensation Program for NEOs Should Enable Us to Compete for First-Rate Executive Talent

We are dedicated to creating shareholder value and believe the way to build shareholder value is by recruiting, motivating and retaining talented executives through compensation packages that are competitive, but fair. In recent years the mortgage industry has reported record volumes of origination and growth, which in turn has increased the competition among originators for experienced executives. In 2002, the National Mortgage News ranked Indymac the 24th largest originator in the nation. Since the third quarter of 2005, this publication has consistently ranked Indymac among the country’s top 10 originators (in Q4 2006 the Company was ranked 7th). The Company believes the substantial growth it has experienced in the last five years is substantially due to the top talent it has been able to attract and retain with its performance-driven compensation packages. Success in the mortgage banking business requires a team with very specific and unique skills. The field of candidates is narrow — and the field of candidates that have the talent, as well as the attitude and aptitude for Indymac’s meritocracy culture, is narrower still. We have structured our compensation packages to ensure we can compete for this talent.

In November 2005, Indymac’s Management Development and Compensation Committee (the “MDC”) engaged Mercer Human Resources Consulting, a top human resources consulting firm, to assist in benchmarking the Company’s executive compensation.

For the purposes of benchmarking, a “Peer Group” was selected. The group was limited to public companies because of the detailed information regarding total compensation for NEOs available in publicly filed proxy statements. Indymac believes that due to our unique hybrid thrift/mortgage banking business model, there are no true peers to benchmark the Company against; however, these particular competitors were selected because they have similarities to Indymac, such as mortgage banking divisions and/or thrift operations. Other larger multi-line financial services companies were not included, even though we compete with them for talent, as their NEOs do not generally include the heads of mortgage banking divisions or the divisions that support a mortgage banking business model.

The following 13 publicly traded financial services competitors were selected for the Mercer study:

Astoria Financial Corp
Countrywide Financial Corporation
Downey Financial Corp.
First Horizon National Corporation
Flagstar Bancorp Inc.
Golden West Financial Corporation (the Federal Reserve approved Wachovia
Corporation’s acquisition of Golden West on September 29, 2006)
Hudson City Bancorp
Independence Community Bank Corporation
National City Corporation
New York Community Bancorp Inc.
Northfork Bancorporation Inc.
Washington Mutual, Inc.
Webster Financial Corp

The Mercer study found that base salaries for Indymac’s NEOs are at the median of those of our competitors. It also found that actual total compensation packages for Indymac’s NEOs are at or above the 75th percentile mark of the total compensation paid by companies in our Peer Group. For the purposes of this review, total compensation included salary, short-term incentives and long-term incentives. We attribute this difference to Indymac’s superior performance, which exceeded the Peer Group average significantly over the relevant period. The Company does not target any particular percentile of its Peer Group, but the MDC believes these results show that Indymac’s ranking of compensation against its competitors reflects the Company’s philosophy of pay for performance. We believe that providing a median salary, combined with the potential for significant short- and long-term incentive compensation upside and downside based on individual performance, will attract and retain the type of executive we wish to employ and drive the financial performance we wish to attain.

The MDC also reviewed other compensation surveys with respect to general trends in executive compensation among a broader group of large U.S. companies. Surveys used for comparison purposes included the 2005 Mercer US Benchmark Survey, Watson Wyatt 2004/2005 Industry Report on Top Management Compensation and Towers Perrin CDB.

As the industry transitions to more normalized volumes and competition among mortgage originators intensifies, the Company believes it is of paramount importance to attract and retain the top achievers in our field in order to remain competitive in our industry. Experience has shown this can be accomplished with competitive, performance-based compensation packages.

The Peer Group, with an emphasis on Countrywide Financial Corp. and Washington Mutual, Inc., adjusting to an extent for relative size, and the addition of Fannie Mae and Freddie Mac, was used for benchmarking Mr. Perry’s compensation. The MDC thought this was appropriate given the similarities in duties between the CEOs and other key executive officers of these institutions and those of Mr. Perry. These similarities of duties include the oversight of mortgage divisions, depository divisions, investment divisions, companywide risk management, and secondary marketing functions, such as the securitization and sale of mortgage-backed securities.

4.	Our Compensation Program for NEOs Should Be Fair, and Perceived as Such, Both Internally and Externally

The MDC’s intent is to structure a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to NEOs to two benchmarks: 1) the compensation, as described above, provided to officers of the companies included in the Peer Group, which measures external fairness; and 2) the compensation provided to other selected and comparable senior managers of the Company, as a means to measure internal fairness.

Internal and external benchmarking is done by the Company when a senior manager is eligible, recommended, or otherwise reviewed for any kind of change in compensation. Internal benchmarking for the Company’s Executive Committee is also done on an annual basis, when the MDC reviews the total compensation of each EC member. This is to ensure that changes in compensation are in line with positions of similar responsibilities. Outside consultants benchmark our executive compensation every two years.

The Elements of Our Compensation Program

This section describes the elements of our compensation program for NEOs, together with a discussion of various matters relating to those elements, including the reasons the MDC chooses to include the elements in the compensation program. The elements are:

•	Salary

•	Short-term cash incentive

•	Long-term incentive and equity compensation

•	Perquisites

•	Pension plan, which is frozen

The elements of our compensation program have consistently been based on rewarding improved performance; however, the form of the awards has changed from an emphasis on equity to a balance of cash and equity, as further discussed below.

Indymac’s compensation plan for NEOs for 2006 was structured so that approximately two-thirds of total compensation was delivered in the form of cash, through a base salary and the Company’s Short-Term Cash Incentive Plan. Salaries are based on the NEOs employment agreement — and any subsequent changes made by the CEO and MDC as a result of changes in job responsibilities — and Short-Term Cash Incentives are based on the achievement of goals specified in each individual NEO’s performance-based incentive plan. Salary is provided in the NEO compensation package because the MDC believes it is appropriate that a portion of the compensation that is provided to each of the NEOs is a form that is fixed and liquid. The Cash Incentive is provided because the MDC believes that it is the most effective performance-based, short-term incentive.

Based on the results of the Mercer study discussed above, the base salary component of NEOs’ compensation comprises 32 percent of total compensation, compared to 39 percent for the competitive market; however, Short-Term Cash Incentives comprise 35 percent of total compensation, compared to 26 percent for the competitive market. The heavier weighting of the Short-Term Cash Incentive component for Indymac NEOs reflects Indymac’s philosophical commitment to performance-based compensation packages. The final component, made up of long-term incentive equity grants, comprises 33 percent of total compensation, in line with the competitive market’s 35 percent.

Salary

The base salary for each of the NEOs is initially stipulated in the individual employment agreement for each executive and is subject to review during the year due to a change in position or responsibilities. Any increase in base salary for an NEO must be approved by the CEO and MDC. At Mr. Perry’s request, his salary has been capped at $1 million so that it would be fully deductible under Section 162(m) of the U.S. tax code.

The salary provided to Messrs. Perry, Wohl and Abernathy is generally formulated to be roughly equal to or less than their Short-Term Cash Incentives, which are leveraged to the performance of the Company in Mr. Perry’s case and to their respective areas of responsibility for the other NEOs. This arrangement reflects the Committee’s belief that a substantial portion of cash compensation should be tied to meeting the performance goals of each NEO. To summarize these performance goals, for Mr. Perry, the goal is long-term company-wide EPS growth while the incentive plans of Messrs. Wohl and Abernathy are based on net income growth and ROEs for their respective areas of responsibility. Mr. Keys, whose position as Chief Financial Officer is considered administrative, is evaluated and compensated on the achievement of milestone goals related to the performance of various tasks related to his job, rather than performance metrics. Due to the use of milestone goals, his incentive compensation was formulated to be less than his salary. Finally, Mr. Mahoney began 2006 with a similar plan as Messrs. Wohl and Abernathy, but when the Company bought his minority interest in Financial Freedom Senior Funding Corporation (“Financial Freedom”) in June 2006, the terms of his employment changed. As of July 1, 2006, he became Co-CEO and Chairman of Financial Freedom for the remainder of 2006. Beginning on Jan. 1, 2007, Mr. Mahoney was no longer Co-CEO of Financial Freedom, but remains Chairman. As such, his employment contract provides only a salary and no incentive compensation. For year one, his salary will be $1,500,000; in year two of the agreement his salary will be $1,250,000; in year three it will be $1,000,000; in years four and five it will be $500,000.

Short-Term Cash Incentive Plan

NEOs are eligible for Short-Term Annual Cash Incentive Compensation. Each NEO must have a written incentive plan specifying their goals, which have been approved by the NEO’s supervisor, the CEO and the MDC. Each goal must be to either improve upon a measurable and calculable metric, or to achieve an objective measure or milestone.

Generally speaking, Short-Term Cash Incentives based on achieving metric-related goals are calculated by multiplying a performance payout factor times the NEO’s Cash Incentive payments in the prior calendar year (the “Incentive Basis”). In order for the NEO to receive a 100 percent payout factor, we generally expect improvement relative to performance from the prior year specified for each of the stated metrics of the NEO’s cash incentive plan; this expectation can vary, based on market conditions. For those NEO’s whose responsibilities include new business incubation or business turnaround, their actual performance is measured against an approved plan. Payout ratios generally range from zero percent to 150 percent of the Incentive Basis.

Goals and Their Weighting for Individual NEO Short-Term Cash Incentive Awards

The following provides details on individual NEO goals for 2006 and their weighting toward the NEOs’ performance-based Short-Term Cash Incentive award:

     Michael W. Perry

Mr. Perry’s 2006 Short-Term Cash Incentive was entirely performance based, determined by Indymac’s 2006 EPS and ROE. Thresholds of 2005’s EPS and a 14 percent ROE were specified on an award matrix, growing to a $1 million award when EPS grew 15 percent and ROE exceeded 19 percent. Based on Indymac’s 2006 EPS of $4.82, an 8.8 percent growth, and a 19.1 percent ROE, the award matrix yielded a $791,300 payout. The MDC retained the right to make a potential downward adjustment to this amount if regulatory ratings worsened or if certain strategic criteria were not met. Based on 2006 results, the MDC made no adjustments.

     Richard H. Wohl

Mr. Wohl’s incentive compensation award was related to net income and ROE for his areas of responsibility. These areas and their weightings are as follows: Mortgage Professional (45%); Thrift and

Servicing, including the Consumer Construction, Home Equity, and Home Builder divisions, and the MSR and Retained Assets portfolios (30%); and Consumer Direct and Retention Lending (25%).

While Consumer Direct and Retention Lending currently makes a small contribution to the Company’s overall net income, the substantial weighting of the performance of this division in Mr. Wohl’s Cash Incentive Plan reflects the importance of this area in the Company’s long-term corporate strategic plan, which calls for increased retention in its servicing division and the growth of its consumer and retail banking business.

Based on a Mortgage Professional contribution decline of 27 percent, a Thrift and Servicing contribution improvement of 26 percent, and a Consumer Lending improvement of $17 million of net income, Mr. Wohl’s payout factor was 90 percent, yielding a $546,375 Short-Term Cash Incentive award payout.

     S. Blair Abernathy

Mr. Abernathy’s Short-Term Incentive compensation awards were related to net income and ROE for his areas of responsibility, which include Conduit Lending (40%), and the Whole Loan and MBS portfolios (60%). His award also included a component for Indymac’s rating agency ratings and broker dealer net income. As the mortgage industry transitions to more normalized historical volumes, Conduit Lending is an important addition to the Company’s mortgage production. Whole Loan and Mortgage-backed Securities portfolios are a key component of the Company’s hybrid thrift/mortgage banking model, providing stable returns through interest income on assets held for investment. The Company believes higher ratings from the ratings agencies are a desirable goal, as they decrease the Company’s cost of borrowing, which directly contributes to the Company’s net income. The Company has emphasized broker dealer net income in line with its goal to vertically integrate into this business to reduce costs associated with the securitization of mortgage loans, increase its transparency and access to the secondary market, and enhance its competitiveness and profitability in its mortgage banking and thrift businesses.

Based on a Conduit Lending contribution improvement of 200 percent, a Portfolio contribution decline of 9 percent, and a rating agency upgrade, Mr. Abernathy’s payout factor was 103 percent, yielding a $592,631 Short-Term Cash Incentive award payout.

     James R. Mahoney

As noted previously, during the first-half of 2006, as CEO of Indymac’s subsidiary, Financial Freedom, Mr. Mahoney was on an incentive-based plan that was geared to rewarding growth in net income and ROE, which yielded a payout of $500,000. When Indymac purchased the remainder of Mr. Mahoney’s minority interest in Financial Freedom in mid-year 2006 a new contract was negotiated. Per the terms of the new contract, he served as Co-CEO and Chairman of Financial Freedom for the remainder of 2006. As of Jan. 1, 2007, his sole position with the Company is as Chairman and Special Advisor to the CEO. In this position Mr. Mahoney’s attention will shift from the day-to-day operations of Financial Freedom to the vision and overall strategy of the company, and representing Financial Freedom on reverse mortgage industry issues. Due to these changes, Mr. Mahoney did not receive a short-term cash incentive award payout for the second half of 2006.

A. Scott Keys

As the Company’s Chief Financial Officer, Mr. Keys has goals that are milestone based, rather than revenue based, as his position is one of administration, not revenue generation. Those goals include: (1) exhibiting strong command and control of people and costs in his areas of responsibility, including recruitment of outstanding talent and strong oversight of both corporate and decentralized finance functions; and (2) the maintenance of a strong, effective, and automated financial reporting control environment, including the timely resolution of any financial reporting control issues/deficiencies discovered by Mr. Keys, other members of Indymac management, Internal Audit, and the Company’s independent registered public accounting firm, Ernst & Young, LLP. This includes policies and procedures for all his areas of responsibility, especially external and internal financial reporting.

Based on the achievement of these objectives, Mr. Keys was awarded a $240,000 Short-Term Cash Incentive payout.

Long-term Incentive Plans and Equity Compensation

Indymac has two long-term incentive programs for its NEOs, the Senior Manager Long-Term Incentive Plan and the Executive Committee Stock Incentive Plan. These programs operate under our 2002 Incentive Plan, which was approved by shareholders. Payouts of both plans are formulaic and based on compensation provided through salary and Short-Term Cash Incentives.

Senior Manager Long-Term Incentive Plan

All NEOs are eligible for the Company’s Senior Manager Long-Term Incentive Plan. Historically, the plan provided stock options and/or restricted stock annually in an amount equal to 25 percent of the combined total of the individual executive’s salary and Short-Term Cash Incentive that was earned in the respective year. Generally, the stock options granted under this program vested ratably over a three-year period, and restricted stock granted under this plan vested 100 percent at the end of a three-year period.

In April 2006, Indymac’s 2002 Incentive Plan, which governs all awards of cash and equity incentives to Company employees, was amended to allow for an additional 5.2 million shares to be granted to employees as stock options or restricted stock. In conjunction with this amendment the Company made a commitment to its shareholders that it would not exceed an average equity grant burn rate of 2.46 percent by the end of three years (2006 through 2008). This commitment was required by a shareholder advisory service to gain their recommendation for a positive vote — key to ensuring shareholder approval — for the amendment. The burn rate is defined as the number of equivalent shares granted per year divided by the total common shares outstanding at the end of each year.

Under the previous equity compensation granting practices, the burn rate was 3.08 percent for 2005, and through managing the mix of equity grants and changes to our equity policy, declined to 2.60 percent for 2006.

For 2006, the Senior Manager equity grant alone accounted for 32 percent of the 2006 burn rate and was the highest contributor to the burn rate. Given these circumstances, a modified long-term incentive program for Senior Managers was developed. This program is intended to retain a tie to shareholder value creation, while moving to a cash-based program in order to reduce potential dilution and equity burn rate.

The revisions to the Senior Manager Long-Term Incentive Plan are expected to be neutral from an economic standpoint for Senior Managers. Under the new program Senior Managers will still receive a long-term incentive award valued at 25 percent of their earned base salary and short-term cash incentive for the respective year. However, rather than receiving restricted stock or stock options, the award will be made in deferred cash, which will vest at the end of three years, and may only be invested in an interest-bearing account or in an Indymac common stock account.

Additionally, in order to make more stock options available, in 2002 Mr. Perry returned 500,000 stock options that had been provided to him under the terms of the contract he signed that year, so that they could be used for employee awards.

Executive Committee Stock Incentive Plan

All NEOs are members of Indymac’s Executive Committee (“EC”). Members of the EC are eligible to receive an annual grant of stock options valued at 50 percent of the amount of their Short-Term Cash Incentive for the respective year, but this amount cannot exceed 75 percent of their prior year Short-Term Cash Incentive. As the Executive Committee Stock Incentive Plan is based on the Short-Term Cash Incentive, it is automatically leveraged against the executive’s improvement in performance over prior periods. The options granted under this plan vest ratably over a three-year period.

Practices Regarding the Grant of Equity Awards

Annual Equity Grants

The target date for issuing the annual equity grants to eligible employees is March 15th, with the final grant date to be no later than the day the quarterly blackout period begins for the first quarter of that year (approximately April 5th).

On the target grant date, the MDC will determine if option and stock fair-market values are significantly above or below the trailing 90-day average option and stock fair-market values, considered to be a range of significantly more than plus or minus 10 percent of the trailing 90-day average values. This evaluation and range was put in place to help ensure the annual equity grant is not made on a day when the stock price is unusually low or high for a short duration of time due to extraordinary events or news.

If prices are within the acceptable range, the MDC will move forward with its meeting and the granting of all equity awards on that date. If prices fall outside the acceptable range, the MDC Chair will consult with the other members of the MDC and may move the target grant date to the next business day, and repeat the same process. The MDC will retain discretion to consider other events that may impact 90-day average values, such as market adjustments and industry mergers.

On the grant date, the MDC will meet to review and approve the final equity grant values and number of shares to be distributed. Option value, option strike price and stock fair-market value are set on the grant date, as required by Indymac’s shareholder-approved incentive plans.

Quarterly Equity Grants

The MDC has delegated authority to the CEO, in his capacity as an officer and director, to approve certain quarterly equity grants. These grants can be used for new hires, production personnel compensation plans and for purposes of special incentive and retention. The MDC has imposed caps for each category, an annual total share limit and an annual individual grant limit, for both restricted stock and stock options. Additionally, the CEO may not approve equity grants to Section 16 Officers at any time; they must be approved by the MDC.

The quarterly grant date is set each quarter at three business days following the release of earnings for the respective quarter. Option value, option strike price and stock fair market value are set on the grant date, as required by Indymac’s shareholder-approved incentive plans. On the grant date, the CEO reviews and approves equity grant schedules, which includes employee-level detail of each grant in each category, and the total shares granted.

The MDC believes that timing the quarterly issuance of equity grants after the quarterly earnings release provides time for the markets to digest the Company’s earnings report and thus avoids any conflict of interest that may arise if equity awards were issued prior to earnings. Additionally, this coincides with the end of the Company’s quarterly blackout period.

Stock Ownership Guidelines

The Corporate Governance Committee and the MDC have adopted stock ownership requirements for Indymac’s directors and executive officers. These requirements specify that directors who have served on the Board for at least three years are expected to own common stock (including 70 percent of the net value of vested stock options) with a value equal to three times the annual Board retainer fee. Indymac’s Chief Executive Officer, whose tenure now exceeds five years, is expected to own common stock (including 70 percent of the net value of vested stock options) with a value equal to five times his annual base salary. All other Indymac NEOs with tenure of more than five years are expected to own common stock (including 70% of the net value of vested stock options) with a value equal to two times their base salary. NEOs whose tenure is more than three years, but less than five years, are expected to own common stock (including 70 percent of the net value of vested stock options) equal to one year’s salary. Although these stock ownership requirements do not mandate the purchase of common stock, any NEO who has not met the ownership requirements is expected to refrain from selling any common stock until he or she has met the ownership requirements. Currently, all of the NEOs meet or exceed these requirements.

Perquisites

Indymac provides or pays for various perquisites for its NEOs. These perquisites can include financial planning services, memberships in social and professional clubs, car allowances, executive medical programs and gross up payments equal to the taxes payable on certain perquisites.

The MDC feels the use of professional and social clubs furthers the Company’s interests by creating opportunities for professional networking and exposure to new ideas. Additionally, the visibility provided by these venues for our NEOs raises the Company’s profile in the communities where we do business, which we believe is in our shareholders’ best interests.

The types of perquisites provided by Indymac are also provided by many of the companies in our Peer Group to their NEOs and it is therefore valuable for retention and recruitment purposes.

Generally, the MDC believes the perquisites it provides to its NEOs are minimal and in the best interests of its shareholders. It is the Company’s policy to disclose all perquisites provided to NEOs regardless of whether they meet the SEC’s minimum threshold for disclosure of $10,000.

Defined Benefit Pension Plan

The Company’s Defined Benefit Pension Plan was frozen to new participants on January 1, 2003. Employees hired prior to January 1, 2003, with one or more years of service, are entitled to annual pension benefits beginning at normal retirement age (65 years of age) equal to a formula approximating

0.9% of final average compensation multiplied by credited service (not in excess of 35 years), subject to a vesting requirement of five years of service. Participants can also become vested upon attainment of Normal Retirement Age while still employed by the Company on such date or termination of employment (other than a termination for cause) within two years following a change in control of the Company, as defined in the Plan. Compensation for benefit computation purposes is limited under the Code to $220,000 for Plan Year 2006. Currently, the Company is examining alternatives with respect to the Plan, which may include freezing benefits for all participants. As of December 31, 2006, Messrs. Perry, Wohl, Abernathy and Keys were eligible for this benefit.

The Company has always offered, and continues to offer, a 401(k) plan with a corporate match of up to 3 percent for all its employees. This 401(k) plan is the primary retirement benefit offered by the Company to its employees going forward.

Post-Termination Compensation

The employment agreements between Indymac and its NEOs have severance provisions for certain terminations or a termination in conjunction with a change of control. These provisions provide payments and other benefits if the NEO’s employment is terminated for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the employment agreements. We have also entered into transitional compensation agreements with each of our NEOs upon a qualifying event or circumstance after there has been a “Change-in-Control” (as defined in the agreements) of the Company. Additional information including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2006, is found under the heading “Potential Payments Upon Termination or Change-in-Control” on page 56 of this Proxy Statement.

In Summary

Compensation for Indymac’s NEOs is founded on a culture of meritocracy, where performance against predetermined goals is the basis for financial reward. Performance means providing extraordinary value to our customers and superior financial returns to our shareholders.

Mortgage Banking Expertise

Mortgage banking is a cyclical business with low barriers to entry. During boom times, typically characterized by falling interest rates, new players rush in and almost all make money, making it difficult to distinguish good management teams from bad. During lean times, when interest rates rise and economic expansion slows, many of these same players are forced to close their doors or are acquired by larger firms, because they lack the skills to navigate tough times. But the mortgage bankers that survive — and thrive — have strong management teams that can weather the storms of rising interest rates and falling industry volumes. Mortgage banking requires all the skills needed for any successful business, such as strong marketing, sales and operational skills, workforce management and state of the art technology. Additionally, and critically, it requires the financial expertise to properly price products, hedge against changes in interest rates and manage credit risk.

Mortgage banking also requires an understanding of the impact of changing interest rates on product demand and mortgage servicing prepayment rates — and the appropriate use of hedging instruments to provide stable returns in all interest rate environments.

Strong execution in the secondary markets — the sale of loans and securities to investors — is vital to ensure profitability in mortgage banking. Understanding the best execution for a given product and packaging it attractively for investors — as well as profitably for the Company — takes highly specialized knowledge and an understanding of competing products and the general market environment for various securities. Managing pricing and cost control is essential. Mortgage banking offers high returns on invested capital, but requires quick asset turn rates and strong execution to realize those returns.

Thrift Investing and Risk Management Expertise

Thrift investing offers lower returns on equity, but greater stability in profits. Interest rate volatility is a major risk when duration matching interest-bearing assets with the liabilities used to fund them. Historically, we have effectively hedged this risk through a variety of economic environments, including high and low interest rates, flat and inverted yield curves, and economic recessions and expansions.

As a savings and loan association, credit and enterprise risk management is a priority for Indymac. The Company believes we have some of the best talent in this area and our recent upgrade by Standard & Poor’s to investment grade quality is evidence of our strong performance in this area.

Indymac’s most highly compensated executives have expertise in all of the critical areas discussed above. Their experience, knowledge, and most importantly, their performance, are the reasons they are our five named executive officers.

Deferred Compensation Plans

The Indymac Bank, F.S.B. Deferred Compensation Plan

During fiscal year 2006, NEOs of Indymac and Indymac Bank were eligible to participate in Indymac’s Deferred Compensation Plan (“DCP”). Under the DCP, participants were allowed to defer up to 25 percent of base salary and up to 100 percent of total Short-Term Cash Incentives or commissions.

Under the DCP, participants must defer at least a minimum amount of $2,000 annually for a number of years designated by each participant. Participants may choose a short-term payout, with a minimum deferral period of five years, a retirement payout, with either a lump sum paid out at retirement, or annual payments over five, ten, 15 or 20 years following retirement. This initial election is irrevocable. However, under the retirement election, participants may elect, at least one year prior to retirement, to further defer the payment at least five years following the original payment date elected.

For fiscal year 2006, the DCP provided a return of 6.18 percent. The rate of return provided by the DCP is reset by Indymac Bank on an annual basis and is based on an estimate of Indymac’s funding cost for long-term senior unsecured debt. The rate is calculated by adding the current Treasury yield and the corresponding financial spread to Treasury based on the debt rating. The Nonqualified Deferred Compensation Earnings amount included in the Summary Compensation Table of this Proxy Statement represents the earnings for each named executive officer “above market” as defined by the SEC. The above-market amount is the incremental earnings over 120 percent of the applicable federal rate. For fiscal year 2006, that rate was calculated as 5.976 percent. For fiscal year 2006, eligible participants included the top 5 percent of the most highly compensated employees of Indymac Bank and its subsidiaries and affiliates, including all senior vice presidents and above and the directors of Indymac and Indymac Bank.

Indymac does not fund the DCP. This benefit is provided to allow our employees to defer the obligation to pay taxes on certain elements of their compensation. We believe providing this benefit is an important retention and recruitment tool, as many of the companies with which we compete for executive talent provide a similar benefit for their executives.

While we consider the DCP a benefit to our employees, the Company also believes it is a benefit to Indymac, as it provides a convenient, low-cost source of funds for our operations.

The IndyMac Bancorp, Inc. Senior Manager Deferred Compensation Plan

In December 2006 the Company’s Board of Directors adopted the new Senior Manager Deferred Compensation Plan. Under this new plan, senior managers will be required to defer their annual long-term incentive award and may invest in an interest bearing Indymac security or an Indymac common stock account (see Senior Manager Long-Term Incentive Plan on page 41 for further details).

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the corporate deduction for annual NEOs’ compensation to $1 million, unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to MDC and shareholder approval (“performance-based compensation”).

The MDC’s policy on deductibility is generally to develop compensation plans that provide for the payment of compensation that is tax deductible to Indymac, while recognizing that the legitimate interests of Indymac and its shareholders may at times be better served by compensation arrangements that may not be fully deductible. Additionally, annual NEO incentive plans are subject to MDC approval within the first calendar quarter of the service year.

Summary Compensation Table

The following table sets forth information concerning total NEO compensation, as proscribed by the new SEC guidelines, on a GAAP basis. These amounts combine both compensation earned and paid in 2006 with compensation awarded or earned relative to prior years, but expensed this year. Indymac believes that the information provided below makes it difficult to analyze its pay for performance compensation, as it does not reflect the total values of long-term incentive awards earned in 2006 (awarded in 2007), nor is it comparable to the summary compensation tables disclosed in prior proxy statements.

For these reasons, a supplementary table is shown at the end of this section on page 50, which reflects the value of compensation as earned in each year. This disclosure makes it easier to properly analyze pay for performance compensation, and is consistent with the way our management team provides incentive for performance.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
		Salary	Stock Awards	Awards($)	Compensation	Earnings	Compensation
Name and Principal Position	Year	($) (1)	($) (2)	(2)	($) (1) (3)	($) (4)	($) (5)	Total($)

Michael W. Perry,	2006	$1,000,000	$—	$1,810,987	$791,300	$30,210	$335,853	$3,968,350
Chairman and Chief	2005	1,000,000	—	3,357,792	1,000,000	35,465	72,372	5,465,629
Executive Officer
A. Scott Keys,	2006	480,375	45,143	364,676	487,951	9,509	133,185	1,520,839
Executive Vice President,	2005	400,000	—	394,433	250,000	6,941	146,230	1,197,604
Chief Financial Officer
Richard H. Wohl,	2006	750,000	—	615,303	546,375	26,599	23,405	1,961,682
President, Indymac Bank	2005	646,017	—	1,393,291	607,500	20,071	32,094	2,698,973
S. Blair Abernathy,	2006	627,000	142,856	238,994	1,016,939	20,160	20,092	2,066,041
Executive Vice President,	2005	570,788	56,825	585,883	504,349	13,598	28,283	1,759,726
Chief Investment Officer
James R. Mahoney,	2006	925,000	54,966	216,874	584,375	—	23,876	1,805,091
Executive Vice President,	2005	350,000	—	138,257	441,568	—	18,523	948,348
Chairman of the Financial Freedom Board of Directors and Special Advisor to the Financial Freedom Chief Executive Officer

(1)	Salary and Non-Equity Incentive Plan Compensation amounts deferred at the election of the named executive officer to a subsequent year are included for the fiscal year in which such amounts were earned.

(2)	Amounts reflect the amounts recognized for financial statement reporting purposes in fiscal year 2006 and 2005, computed in accordance with Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“SFAS No. 123(R)”) without taking into consideration a forfeiture assumption, as required by the SEC for disclosure purposes in this Summary Compensation Table. See Note 24 — Benefit Plans in Indymac’s 2006 Form 10-K for an explanation of the valuation model assumptions used.

(3)	Amounts include each NEO’s Short- and Long-Term Cash Incentive expensed in 2006, and the payout of the 2004 Long-Term Cash Incentive Award Program and are all payable upon the approval of the Management Development and Compensation Committee, scheduled in March 2007. The 2004 Long-Term Cash Incentive Award Program payout was based upon the achievement of corporate performance goals over a three-year performance period. Only one award was made under the program in 2004 prior to its cancellation. The performance period for this award was 2004 through 2006. The following table provides a breakout of the amounts reported in this column:

	Short-Term Cash	Long-Term Cash	2004 Long-Term Cash
	Incentive	Incentive	Incentive Award
Name	Compensation	Compensation	Program Payout	Total

Michael W. Perry	$791,300	—	—	$791,300
A. Scott Keys	240,000	90,047	157,904	487,951
Richard H. Wohl	546,375	—	—	546,375
S. Blair Abernathy	592,631	152,454	271,854	1,016,939
James R. Mahoney	500,000	84,375	—	584,375

(4)	Includes the above-market nonqualified deferred compensation earnings during 2006, which is the required disclosure in this Summary Compensation Table. The total nonqualified deferred compensation earnings are reported in the Deferred Compensation Table on page 56 of this Proxy Statement. See the detailed discussion concerning the Deferred Compensation Plan, including the methodology for setting the annual rate of return, and the pension plan in the sections captioned “Deferred Compensation Plan” on page 45 and “Defined Benefit Pension Plan” on page 43 of this Proxy Statement. The following table provides a breakout of the amounts reported in this column:

	Above-Market
	Nonqualified
	Deferred	Pension Plan
	Compensation	Actuarial Value
Name	Earnings	Increase	Total

Michael W. Perry	$13,218	$16,992	$30,210
A. Scott Keys	445	9,064	9,509
Richard H. Wohl	4,640	21,959	26,599
S. Blair Abernathy	2,987	17,173	20,160
James R. Mahoney	—	—	—

(5)	Perquisites included in All Other Compensation are valued at the aggregate incremental cost to Indymac. These perquisites are a car allowance for Messrs. Perry and Wohl, club dues for all named executive officers, the executive medical program for Messrs. Perry and Keys, financial and tax planning for Messrs. Perry, Abernathy and Mahoney, reimbursement for payment of legal fees for Mr. Keys, reimbursement for payment of taxes for Messrs. Perry and Keys, and loan forgiveness for Mr. Keys.

							Term Life
							Insurance
			Executive	Financial	Reimbursement		Premiums	Indymac
	Car		Medical	and Tax	for Payment	Reimbursement	paid by	Contributions	Loan
	Allowance	Club	Program	Planning	of Legal Fees	for Payment	Indymac	to 401(k) Plan	Forgiveness	Other($)
Name	($)	Dues($)	($)	($)	($)(1)	of Taxes($)(2)	($)	($)	($)(3)	(4)	Total($)

Michael W. Perry(5)(6)	$13,200	$281,555	$3,750	$15,134	—	$12,650	$1,840	$6,600	—	$1,124	$335,853
A. Scott Keys	—	12,807	3,750	—	46,085	36,680	—	2,813	30,000	1,050	133,185
Richard H. Wohl	13,200	1,440	—	—	—	—	1,396	6,600	—	769	23,405
S. Blair Abernathy	—	3,475	—	9,142	—	—	—	6,600	—	875	20,092
James R. Mahoney	—	7,910	—	9,008	—	—	—	6,600	—	358	23,876

(1)	Indymac reimbursed Mr. Keys for legal fees and expenses incurred in connection with a matter related to his prior employment. The matter was concluded in 2006 with no impact on Mr. Keys.

(2)	Reimbursements of taxes were paid to Mr. Perry in connection with the payment of his financial and tax planning expenses and to Mr. Keys in connection with the payment of his legal fees.

(3)	See the detailed discussion concerning this loan forgiveness in Related Party Transactions and Business Relationships.

(4)	The Other amounts for all other NEO’s represent golf fees and other resort fees in connection with the Annual Board and Executive Retreat.

(5)	Club Dues for Mr. Perry include a one-time initiation payment of $260,000 for membership in a country club, negotiated as part of his five-year employment agreement, which was renewed in 2006.

(6)	Pursuant to Mr. Perry’s employment agreement, Indymac will pay the expense of his travel by chartered plane for business purposes. The total cost to Indymac in 2006 was $235,825 for 10 business trips. Indymac does not own a private plane.

Summary Compensation Table — Additional Pay for Performance Disclosure

The following table sets forth information concerning the total compensation earned by our NEO’s for 2006 and 2005 based on Indymac’s pay for performance compensation philosophy. The amounts included in the table below include short- and long-term incentive compensation earned for performance in 2006, and paid in 2006 or in the first quarter of 2007, as well as amounts earned in 2005.

							Change in
							Pension
				Long-Term	Long-Term	Long-Term	Value and
			Short-Term	Incentive	Incentive	Incentive	Nonqualified
			Cash Incentive	Compensation:	Compensation:	Compensation:	Deferred	All Other
			Compensation	Restricted Stock	Cash Awards	Option Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)	Awards ($) (1)	($)(1)	($) (1)	Earnings($)	($)		Total($)

Michael W. Perry,	2006	$1,000,000	$791,300	$—	$—	$—	$30,210	$335,853	(2)	$2,157,363
Chairman and	2005	1,000,000	1,000,000	—	—	—	35,465	72,372		2,107,837
Chief Executive Officer
A. Scott Keys,	2006	480,375	240,000	—	180,094	120,000	9,509	133,185		1,163,163
Executive Vice President,	2005	400,000	250,000	162,500	—	125,000	6,941	146,230		1,090,671
Chief Financial Officer
Richard H. Wohl,	2006	750,000	546,375	—	—	—	26,599	23,405		1,346,379
President, Indymac Bank	2005	646,017	607,500	—	—	—	20,071	32,094		1,305,682
S. Blair Abernathy,	2006	627,000	592,631	—	304,908	296,316	20,160	20,092		1,861,107
Executive Vice President,	2005	570,788	504,349	268,784	—	252,175	13,598	28,283		1,637,977
Chief Investment Officer
James R. Mahoney,	2006	925,000	500,000	84,375	84,375	250,000	—	23,876		1,867,626
Executive Vice President,	2005	350,000	441,568	197,892	—	220,784	—	18,523		1,228,767
Chairman of the Financial Freedom Board of Directors and Special Advisor to the Financial Freedom Chief Executive Officer

(1)	Amounts included in Long-Term Incentive Compensation columns represent the total value of awards earned in 2006 and granted in March 2007.

(2)	All Other Compensation amount includes a one-time initiation payment of $260,000 for membership in a country club, negotiated as part of Mr. Perry’s five-year employment agreement, which was renewed in 2006. Not including that amount, his total compensation for 2006 would have been $1,897,363, a 10 percent decrease from 2005.

Grants of Plan-Based Awards

The following table sets forth individual grants of equity and non-equity incentive awards made to each named executive officer during 2006. The final amount earned by each NEO pursuant to their respective 2006 short-term cash non-equity incentive plan award is included in the Summary Compensation Table of this Proxy Statement and was paid to each NEO in March 2007.

								All Other	All Other
								Stock	Option	Exercise	Closing
								Awards:	Awards:	or Base	Market	Grant Date
								Number of	Number of	Price of	Price of	Fair Value
			Equity or		Estimated Future Payouts Under			Shares of	Securities	Option	Option	of Stock
	Grant		Non-Equity	Date of	Non-Equity Incentive Plan Awards			Stock or	Underlying	Awards	Awards	and Option
Name	Date		Award	Action(1)	Threshold($)	Target($)	Maximum($)	Units(#)	Options(#)	($/Sh)(3)	($/Sh)	Awards($)(4)

Michael W. Perry	3/8/2006		Non-Equity	—	$—	$500,000	$1,000,000	—	—	—	—	—
A. Scott Keys	3/15/2006		Equity	3/8/2006	—	—	—	—	13,691	$39.075	$39.450	124,999
	3/15/2006		Equity	3/8/2006	—	—	—	4,159	—	—	—	162,513
	5/23/2006		Non-Equity	—	—	250,000	275,000	—	—	—	—	—
	12/5/2006	(2)	Non-Equity	—	—	90,047	—	—	—	—	—	—
Richard H. Wohl	5/23/2006		Non-Equity	—	—	737,000	911,250	—	—	—	—	—
S. Blair Abernathy	3/15/2006		Equity	3/8/2006	—	—	—	—	27,620	$39.075	$39.450	252,171
	3/15/2006		Equity	3/8/2006	—	—	—	6,879	—	—	—	268,797
	5/23/2006		Non-Equity	—	—	604,000	1,000,000	—	—	—	—	—
	12/5/2006	(2)	Non-Equity	—	—	152,454	—	—	—	—	—	—
James R. Mahoney	3/15/2006		Equity	3/8/2006	—	—	—	—	24,182	$39.075	$39.450	220,782
	3/15/2006		Equity	3/8/2006	—	—	—	5,064	—	—	—	197,876
	5/23/2006		Non-Equity	—	—	589,000	1,000,000	—	—	—	—	—
	12/5/2006	(2)	Non-Equity	—	—	84,375	—	—	—	—	—	—

(1)	The Committee met on March 8, 2006 to review and approve the annual equity grants to the named executive officers, as well as all other employees receiving stock or option awards. At that meeting, the Committee identified the grant date as March 15, 2006, which is consistent with the Company’s prior years annual grants to employees. The entries in this column without dates reflect awards for which the date of action was the same as the date of grant.

(2)	Target amounts represent one-half of the Short-Term Cash Incentive Compensation awards earned by Messrs. Keys, Abernathy and Mahoney in 2006 and awarded in March 2007. The payout of this award is included in the Non-Equity Incentive Award column in the Summary Compensation Table. The second half of their awards was awarded as restricted stock in March 2007. See Compensation Discussion and Analysis section of this Proxy Statement for further explanation of the Short-Term Cash Incentive Compensation Plan.

(3)	The exercise price of $39.075 represents the average of the high and low sales prices for the Common Stock on the date of grant, as published in the Western Edition of the Wall Street Journal. This method of determining the exercise price is pursuant to the Company’s shareholder approved incentive plans and is consistent with the Company’s historical practice for determining exercise price.

(4)	See Note 24 — Benefit Plans in Indymac’s 2006 Form 10-K for an explanation of the valuation model assumptions used to value option and stock awards under SFAS No. 123(R).

Summary Compensation Table and Plan-Based Awards Narrative

Employment Agreements

During 2006, all of the NEOs were employed pursuant to agreements with our Company. Each employment agreement sets forth, among other things, the NEO’s base salary, short-term cash incentive opportunities, long-term incentive opportunities and entitlement to participate in our benefit plans. The employment agreements have the following expiration dates: Mr. Perry, Dec. 31, 2011; Mr. Keys, Dec. 31, 2009; Mr. Wohl, Dec. 31, 2007; Mr. Abernathy, Dec. 31, 2009; Mr. Mahoney, June 30, 2011.

Pursuant to their respective employment agreements, the 2006 year-end base salaries for the NEOs were: Mr. Perry, $1,000,000; Mr. Keys, $490,500; Mr. Wohl, $750,000; Mr. Abernathy, $627,000; and Mr. Mahoney, $1,500,000.

The amounts included in the Stock Awards and Option Awards columns represent the dollar amount of compensation cost recognized in 2006 as required by SFAS No. 123(R). These amounts include compensation costs recognized in Indymac’s financial statements with respect to awards granted in previous fiscal years, as well as in 2006. For Mr. Perry, $1,810,987 in stock option compensation cost was recognized; for Mr. Keys, $45,143 in restricted stock compensation cost and $364,676 in stock option compensation cost was recognized; for Mr. Wohl, $615,303 in stock option compensation cost was recognized; for Mr. Abernathy, $142,856 in restricted stock compensation cost and $238,994 in stock option compensation cost was recognized; for Mr. Mahoney, $54,966 in restricted stock compensation cost and $216,874 in stock option compensation cost was recognized.

The amounts included under the Non-Equity Incentive Compensation represent three items: 1) 2006 Short-Term Cash Incentive Compensation; (2) for Messrs. Keys and Abernathy, the payout of the 2004 Cash Incentive Award, as disclosed in previous Proxy Statements; and (3) For Messrs. Keys, Abernathy and Mahoney, the cash component of their Senior Manager Long-Term Incentive Award earned in 2006.

Pursuant to the employment agreements, each of the NEOs is also entitled to customary perquisites, consistent with our past practices, such as memberships in social and professional clubs, car allowances, executive medical programs and gross up payments equal to taxes payable on certain perquisites.

The employment agreements provide that each NEO will be entitled to participate in each employee benefit plan maintained by the Company, as well as peer group incentive plans, including participation in the Short-Term Cash Incentive Plan, the Senior Manager Long-Term Incentive Plan and the Executive Committee Stock Incentive Plan.

Awards

2006 Grants Of Plan-Based Awards

General.  Equity awards have been granted to directors and officers of Indymac and Indymac Bank pursuant to Indymac’s two active stock award plans: the 2002 Incentive Plan, as Amended and Restated (“2002 Plan”) and the 2000 Stock Incentive Plan, as amended (“2000 Plan”). Both plans were approved by the stockholders of Indymac. Additional equity awards were also granted to directors and executive officers of Indymac under prior stock award plans that have since been terminated. The termination of the prior plans did not affect the validity of equity awards granted there under, some of which are currently outstanding. The 2002 Plan and the 2000 Plan are administered by the Management Development and Compensation Committee of the Board of Directors also referred to as the Compensation Committee.

Restricted stock awarded to our NEOs under the Senior Manager Long-Term Incentive Plan vests fully on the third anniversary of the date of grant. Restricted stock awards include the right to vote and the right to receive dividends, but may not be sold or transferred during the vesting period. Dividends on restricted stock will be earned on the same terms and at the same rate as that paid to the Company’s common shareholders, but are not paid until fully vested. Restricted stock was awarded to three of our NEOs as follows: Mr. Keys, 4,159 shares; Mr. Abernathy, 6,879 shares; Mr. Mahoney, 5,064 shares.

The MDC granted options to three of our NEOs on March 15, 2006, under our Executive Committee Stock Incentive Plan. These options vest in three annual installments on the first through third anniversaries of the date of grant. Stock options were awarded as follows: Mr. Keys, 13,691 options; Mr. Abernathy, 27,620 options; Mr. Mahoney, 24,182 options.

Messrs. Perry and Wohl did not receive equity awards during 2006, and have not received any equity awards since 2002, pursuant to Mr. Perry’s previous employment agreement and Mr. Wohl’s current agreement, both of which stipulated that they would receive option awards at the time their agreements were signed.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning options and unvested restricted stock held by each named executive officer as of Dec. 31, 2006:

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value of
	Underlying	Underlying			Units of	Shares or Units
	Unexercised	Unexercised	Option	Option	Stock That	of Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	(#)Exercisable	(#)Unexercisable	Price($)	Date	Vested(#)	Vested($)	Notes

Michael W. Perry	1,000,000	—	$25.0200	5/1/2012	—	—	—
	1,000,000	—	$24.4150	2/5/2011	—	—	—
	508,086	—	$11.1875	2/3/2010	—	—	—
A. Scott Keys	—	13,691	$39.0750	3/15/2016	4,159	$187,820	(1)
	12,376	24,754	$35.4050	3/15/2015	—	—	(2)
	9,884	4,943	$35.3800	3/15/2014	—	—	(3)
	33,335	—	$19.1600	3/4/2013	—	—	—
	80,000	20,000	$24.6550	3/15/2012	—	—	(4)
Richard H. Wohl	400,000	100,000	$18.5500	12/2/2012	—	—	(5)
	495,905	—	$24.4150	2/5/2011	—	—	—
S. Blair Abernathy	—	27,620	$39.0750	3/15/2016	12,657	$571,590	(1)
	8,076	16,154	$35.4050	3/15/2015	—	—	(2)
	13,417	6,709	$35.3800	3/15/2014	—	—	(3)
	16,835	—	$19.1600	3/4/2013	—	—	—
	200,000	—	$24.4150	2/5/2011	—	—	—
James R. Mahoney	—	24,182	$39.0750	3/15/2016	5,064	$228,690	(1)
	12,943	25,886	$35.4050	3/15/2015	—	—	(2)
	16,666	8,334	$32.5950	11/2/2014	—	—	(6)

(1)	Represents a stock option award and a restricted stock award both granted on March 15, 2006. The stock option award vests in three equal annual installments starting on the first anniversary of the grant date and will be fully vested on March 15, 2009. The restricted stock award vests 100% on the third anniversary of the grant date, March 15, 2009.

(2)	Represents an award granted on March 15, 2005, which vests in three equal annual installments starting on the first anniversary of the grant date. The award will be fully vested on March 15, 2008.

(3)	Represents an award granted on March 15, 2004, which vests in three equal annual installments starting on the first anniversary of the grant date. The award will be fully vested on March 15, 2007.

(4)	Represents an award granted on March 15, 2002, which vests in five equal annual installments starting on the first anniversary of the grant date. The award will be fully vested on March 15, 2007.

(5)	Represents an award granted on Dec. 2, 2002, which vests in five equal annual installments starting on the first anniversary of the grant date. The award will be fully vested on Dec. 2, 2007.

(6)	Represents an award granted on Nov. 2, 2004, which vests in three equal annual installments starting on the first anniversary of the grant date. The award will be fully vested on Nov. 2, 2007.

2006 Option Exercises and Stock Vested

The following table provides information regarding all of the options that were exercised by the named executive officers during 2006. No restricted shares held by such officers vested during 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares
	Acquired on	on Exercise	Acquired on	Value Realized
Name	Exercise(#)	($)(1)	Vesting(#)	on Vesting($)

Michael W. Perry	—	—	—	—
A. Scott Keys	—	—	—	—
Richard H. Wohl	4,095	$63,452	—	—
S. Blair Abernathy	—	—	—	—
James R. Mahoney	—	—	—	—

(1)	Value Realized on Exercise represents the amount equal to the excess of the closing market price of the shares on the date of exercise over the exercise price of the options.

The following table provides information regarding Indymac common stock sold by the named executive officers during 2006:

Number of
Name	Shares Sold(#)

Michael W. Perry	—
A. Scott Keys	—
Richard H. Wohl	—
S. Blair Abernathy	37,700
James R. Mahoney	—

Equity Compensation Plan Information

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in First
	and Rights	and Rights	Column (1) )

Equity Compensation Plan Approved by Security Holders	7,703,205	$26.3082	5,499,319
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	7,703,205	$26.3082	5,499,319

(1)	Includes shares of Common Stock available for future grants under Indymac’s 2000 Plan and 2002 Plan. As of Dec. 31, 2006, up to 37,752 shares may be issued under the 2000 Plan, of which 5,781 may be issued as restricted stock awards, and up to 5,461,567 shares may be issued under the 2002 Plan. Under the 2002 Plan, one share issued as a restricted stock award reduces the share availability by 3.5 shares. As such, up to 1,560,447 shares may be issued as restricted stock awards under the 2002 Plan.

Defined Benefit Pension Plan

Through Dec. 31, 2002, we provided a defined benefit pension plan (the “DBP Plan”) to substantially all of our employees. Employees hired prior to Jan. 1, 2003, with one or more years of service, are entitled to annual pension benefits beginning at normal retirement age (65 years of age) equal to a formula approximating 0.9% of final average compensation multiplied by credited service (not in excess of 35 years), subject to a vesting requirement of five years of service. Our policy is to contribute the amount actuarially determined to be necessary to pay the benefits under the DBP Plan, and in no event to pay less than the amount necessary to meet the minimum funding standards of the Employment Retirement Income Security Act of 1974 (“ERISA”). Employees hired after Dec. 31, 2002 are not eligible for the DBP Plan.

The table below shows the present value of the current accrued benefit with respect to each NEO under the DBP Plan:

				Payments
		Number of Years of	Present Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service(#)	Benefit($)	($)

Michael W. Perry	DBP Plan	13	$97,609	$—
Scott Keys	DBP Plan	4	30,074	—
Richard H. Wohl	DBP Plan	12	121,777	—
S. Blair Abernathy	DBP Plan	12	95,507	—
James R. Mahoney	DBP Plan	—	—	—

The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $220,000 limitation under the Code. Benefits are 100% vested after five years of service. Any NEO would become fully vested in his or her accrued normal retirement benefit regardless of the NEO’s length of service if the participant’s employment is terminated by Indymac other than for “Cause” within a two-year period following a “Change in Control” (as both terms are defined in the Pension Plan). Consistent with the assumptions used for financial accounting purposes under GAAP, the Present Value of Accumulated Benefit was determined based on a 6.0% discount rate, and the 1983 Group Annuity Mortality table post-retirement.

Currently, the Company is examining alternatives with respect to the Plan, which may include freezing benefits for all participants. Indymac has always offered, and continues to offer, a 401(k) plan with a corporate match of up to 3 percent for all its employees. This 401(k) plan is the primary retirement benefit offered by the Company to its employees going forward.

Deferred Compensation Plan

The following tables sets forth certain information concerning the contributions, earnings, withdrawals/distributions and balance under Indymac’s Deferred Compensation Plan for the named executive officers. For further information on this program, please see the discussion of this benefit on page 45 of the “Compensation Discussion and Analysis.”

	Executive	Registrant	Aggregate			Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Aggregate	Balance at Last
	in Last Fiscal Year	in Last Fiscal	Last Fiscal	Distributions	Withdrawals	Fiscal Year End
Name	($)(1)	Year($)	Year($)	($)(2)	($)	($)(3)(4)

Michael W. Perry	$—	$—	$400,427	$740,961	$—	$6,650,867
A. Scott Keys	12,500	—	13,482	—	—	233,898
Richard H. Wohl	—	—	140,553	—	—	2,345,516
S. Blair Abernathy	422,736	—	90,478	210,507	—	1,689,434
James R. Mahoney	—	—	—	—	—	—

(1)	Amounts reported are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2006 for Mr. Keys and are included in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table for 2006 for Mr. Abernathy ($156,750 in the Salary column and $265,986 in the Non-Equity Incentive Plan Compensation column).

(2)	Amounts distributed in 2006 are pursuant to a previously elected and planned distribution date.

(3)	Amounts reported were included as compensation to Messrs. Perry and Abernathy in the Summary Compensation Table for previous years.

(4)	Aggregate Balance equals each of officer’s vested balance except for Messrs. Wohl and Keys, who had vested balances at Dec. 31, 2006 of $1,956,072 and $206,018, respectively.

Potential Payments upon Termination or Change-in-Control

As noted in the “Compensation Discussion and Analysis” section of this Proxy Statement, the employment agreements of our NEOs have severance provisions for certain terminations or a termination in conjunction with a change-in-control.

Severance Payments for CEO

Mr. Perry’s employment agreement specifies the payments and benefits to which Mr. Perry is entitled upon his termination of employment for specified reasons, including death, disability, termination by

Indymac with or without cause, a change-in-control, and resignation by Mr. Perry with or without good reason (as such terms are defined in the employment agreement).

Under the employment agreement, Mr. Perry would be entitled to a severance payment equal to two and one-half (2.5) times the sum of his average annual base salary in effect for the two years immediately preceding the termination and an amount equal to his prior year base level short-term annual incentive compensation (as defined in his employment agreement) if he is terminated other than for Cause or if he resigns for Good Reason. In either such event, Mr. Perry’s unvested equity grants would immediately vest, and any such vested stock options would become exercisable for a period of twelve months from the termination date. He would also be entitled to a prorated portion of his short- and long-term annual incentive compensation based on Indymac’s actual performance up to the date of termination in the year in which the termination takes place, and to lifetime medical coverage for himself, his spouse, and his eligible dependents.

If there is a Change in Control and Mr. Perry is terminated other than for Cause or Disability, or resigns for Good Reason within two years thereafter, or if he is terminated other than for Cause in anticipation of a Change in Control at the initiation of the acquiring party, he would be entitled to a payment equal to three (3) times the sum of his average annual base salary in effect for the two years immediately preceding the termination and an amount equal to his prior year base level short-term annual incentive compensation. In addition, all of Mr. Perry’s unvested equity grants would immediately vest, and any such vested stock options would become exercisable for a period of twelve months from the termination date. He would also be entitled to a prorated portion of his short- and long-term annual incentive compensation and to lifetime medical coverage for himself, his spouse, and his eligible dependents. Upon a Change in Control, Mr. Perry would also be entitled to receive an additional payment to compensate for any increased excise, income or payroll taxes payable by him.

The employment agreement also provides that Mr. Perry will not solicit any of Indymac’s employees, customers or business, for a period of one year from the date his employment terminates if it terminates before the agreement expires.

The following table sets forth the amount of severance cash compensation and the estimated cost of the lifetime medical coverage to Mr. Perry in the event of his resignation, disability, death (which includes a term life insurance benefit of four times his annual base salary), termination without Cause, termination for Cause, termination for Good Reason and a Change in Control, assuming termination of employment occurred on Dec. 31, 2006 and, for a Change in Control, that the Change in Control occurred within the two years prior to Dec. 31, 2006. As of Dec. 31, 2006, Mr. Perry does not have any unvested equity grants that would be accelerated. In the event that any of the payments are subject to federal excise taxes under the “golden parachute” provisions of the tax code, Indymac is required to pay Mr. Perry a gross-up for any such excise taxes plus any additional excise, income or payroll taxes owed on the gross-up payment. Based on the above circumstances under a Change in Control termination, Mr. Perry would not be liable for any additional excise taxes.

	Resignation or					Good
	Expiration of			No Cause	Cause	Reason	Change in
Officer	Agreement	Disability	Death	Termination	Termination	Termination	Control

Michael W. Perry	$1,068,792	$8,928,792	$5,068,792	$10,893,792	$—	$10,893,792	$12,858,792

Severance Payments for NEOs

In consideration of an agreement from each of Messrs. Abernathy, Keys and Mahoney not to solicit customers, business or employees of Indymac for a period of eighteen months after termination of employment, and for a period of one year after termination of employment for Mr. Wohl, Indymac Bank has agreed to continue to employ Messrs. Wohl, Abernathy, Keys and Mahoney, to provide the compensation and benefits described in their respective employment agreements, and to provide certain severance payments upon termination of employment for reasons other than for Cause or Resignation for Messrs. Abernathy, Keys and Mahoney and for reasons other than for Cause, Resignation or Poor Performance for Mr. Wohl.

The cash severance amounts that each of Messrs. Wohl, Abernathy, Keys and Mahoney would receive upon termination, assuming termination of employment occurred on Dec. 31, 2006, and for a Change in Control, assuming that the Change in Control occurred within the two years prior to Dec. 31, 2006, are set forth below (including the fair value of accelerated stock awards valued as of Dec. 31, 2006). In the event that any of the severance payments are subject to federal excise taxes under the “golden parachute” provisions of the tax code, Indymac is required to pay the executives a gross-up for any such excise taxes plus any excise, income or payroll taxes owed on the payment of the gross-up for the excise taxes. Where applicable, these amounts are reflected in the table under the Change in Control column.

						Poor
				No Cause	Cause	Performance	Good Reason	Change in
Officer	Resignation	Disability	Death	Termination	Termination	Termination	Termination	Control

Richard H. Wohl(1)	—	$3,131,538	$6,506,538	$5,349,288	—	N/A	$5,349,288	$5,349,288
S. Blair Abernathy(2)	—	1,988,465	2,273,427	1,171,267	—	$627,000	N/A	4,855,863
A. Scott Keys(3)	—	1,794,861	2,011,573	1,385,027	—	490,500	N/A	3,688,456
James R. Mahoney(4)	—	4,195,349	3,785,540	2,559,622	—	1,500,000	N/A	5,631,915

(1)	Mr. Wohl’s cash severance payment other than for Cause would equal the sum of (a) his annual base salary through the last day of employment, (b) a single cash payment equal to two times his then current annual base salary rate and targeted annual incentive compensation rate, plus a pro rata bonus for the year in which he is terminated, the amount of which will be determined in the sole discretion of Indymac Bank’s Board of Directors, and (c) the additional medical benefits described in his employment agreement for two years following the date of termination. In addition, unvested equity grants that would otherwise vest under normal conditions within one year of termination would accelerate and Mr. Wohl would have three months from termination to exercise any such vested stock options. The amount indicated in the event of death includes a term life insurance benefit equal to three times his then current annual base salary rate. The payout for a termination for Good Reason is the same as a payout for a termination other than for Cause except that all unvested equity grants would accelerate in a Good Reason termination. The amount indicated in the event of a Change in Control is for a termination within one year following a Change in Control, and the payout is the same as for a termination for Good Reason.

(2)	Mr. Abernathy’s cash severance payment in the event of termination other than for Cause would equal the sum of (a) his annual base salary through the last day of employment, (b) his short-term cash incentive award for the period in which such termination occurs, prorated to the termination date, (c) a cash payment equal to one and one-half (1.5) times his current annual base salary rate, provided that if the termination occurs within two years of a Change in Control, as declared by the Board of Directors, and during the term of the officer’s employment agreement, then the cash payment will be equal to two times the officer’s total cash compensation (base salary plus short-term annual incentive compensation) for the fiscal year preceding the date of termination, and (d) the additional medical benefits described in his employment agreement for one year following the date of termination. In addition, unvested equity grants that would otherwise vest under normal conditions within one year of termination would accelerate, except that if the termination was pursuant to a Change in Control, all unvested equity grants would be accelerated, and Mr. Abernathy would have three months from termination to exercise any such vested stock options. Mr. Abernathy’s severance payment in the event of termination for Poor Performance would equal his current annual base salary rate.

(3)	Mr. Keys’ cash severance payment in the event of termination other than for Cause would equal the sum of (a) his annual base salary through the last day of employment, (b) his short-term cash incentive award for the period in which such termination occurs, prorated to the termination date, (c) a cash payment equal to one and one-half (1.5) times his current annual base salary rate, provided that if the termination occurs within two years of a Change in Control, as declared by the Board of Directors, and during the term of the officer’s employment agreement, then the cash payment will be equal to two times the officer’s total cash compensation (base salary plus short-term annual incentive compensation) for the fiscal year preceding the date of termination, and (d) the additional medical benefits described in his employment agreement for one year following the date of termination. In addition, unvested equity grants that would otherwise vest under normal conditions within one year of termination would accelerate, except that if the termination was pursuant to a Change in Control, all unvested equity grants would be accelerated, and Mr. Keys would have three months from termination to exercise any such vested stock options. Mr. Keys’ severance payment in the event of termination for Poor Performance would equal his current annual base salary rate.

(4)	Mr. Mahoney’s cash severance payment in the event of termination other than for Cause would equal the sum of (a) his annual base salary through the last day of employment, (b) a cash payment equal to one and one-half (1.5) times his current annual base salary rate, provided that if the termination occurs within two years of a Change in Control, as declared by the Board of Directors, and during the term of the officer’s employment agreement, then the cash payment will be equal to two times the officer’s current annual base salary rate, and (c) the additional medical benefits described in his employment agreement for one year following the date of termination. In addition, unvested equity grants that would otherwise vest under normal conditions within one year of termination would accelerate, except that if the termination was pursuant to a Change in Control, all unvested equity grants would be accelerated, and Mr. Mahoney would have three months from termination to exercise any such vested stock options. Mr. Mahoney’s severance payment in the event of termination for Poor Performance would equal his current annual base salary rate.

INCORPORATION BY REFERENCE

The Stock Performance Graph, the Compensation Committee Report on Executive Compensation and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings made by Indymac under the Securities and Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Indymac specifically incorporates such information by reference.

OTHER MATTERS

The Board of Directors knows of no matters to be brought before the Annual Meeting other than those listed in the attached Notice of Annual Meeting. If any other matters should properly come before the Annual Meeting, the person named in the enclosed proxy will vote all proxies given to him in accordance with his best judgment on such matters.

ANNUAL REPORT AND FORM 10-K

The 2006 Annual Report to Stockholders containing the consolidated financial statements of Indymac for the year ended Dec. 31, 2006, including the Annual Report on Form 10-K for the year ended Dec. 31, 2006, accompanies this Proxy Statement.

Stockholders may obtain without charge an additional copy of Indymac’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2006 as filed with the Securities and Exchange Commission, without the accompanying exhibits, by writing to Investor Relations, IndyMac Bancorp, Inc., 888 East Walnut Street, P.O. Box 7211, Pasadena, California 91109-7137. A list of exhibits is included in the Form 10-K, and exhibits are available from Indymac upon payment to Indymac of the cost of furnishing them.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be included in the proxy statement and presented at the 2008 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Corporate Secretary of Indymac, 888 East Walnut Street, Pasadena, California 91101, not later than Nov. 15, 2007 to be considered for inclusion in Indymac’s proxy materials for that meeting.

Stockholders intending to present business at Indymac’s 2008 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in Indymac’s Bylaws. To bring business before an annual meeting, Indymac’s Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws to the Corporate Secretary of Indymac not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting. Therefore, Indymac must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than Dec. 26, 2007 and no later than Jan. 25, 2008. If the notice is received before Dec. 27, 2007 or after Jan. 24, 2008, it will be considered untimely and the stockholder will not be entitled to present the proposal at the 2008 Annual Meeting.

Dated: March 23, 2007

Appendix A

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER COVERING 2007

In September 2006, the Company’s Chief Executive Officer and Chairman, Michael W. Perry, signed a new contract with IndyMac Bancorp, Inc. that is structured largely as a pay-for-performance arrangement where incentive compensation is targeted as a percentage of net income and is earned based on Indymac achieving certain EPS growth targets. Mr. Perry’s base salary will be $1 million.

The employment agreement provides that Mr. Perry will receive his annual bonus for 2006 in accordance with the terms of his prior employment agreement, dated Feb. 1, 2002. Mr. Perry’s targeted annual incentive compensation is set at 50% of his base salary, with his maximum annual incentive compensation set at 100% of his base salary, depending upon attainment of financial and strategic objectives that are established by the Committee after consultation with Mr. Perry.

Commencing with the 2007 fiscal year, Mr. Perry will receive the incentive compensation described below.

Short-Term Annual Incentive Compensation.  Each year during the term of the employment agreement, Mr. Perry will receive a short term annual incentive compensation award (“STAIC”) based upon Indymac’s one-year growth in earnings per share and prior year net income. The “Base Level” STAIC is 1% of prior year’s net income, which will be paid out when Indymac EPS growth is 15%. The payout amount of the STAIC ranges from 0% of the Base Level for EPS growth less than 5% to 125% of the Base Level for EPS growth greater than or equal to 17%. The Committee may reduce the STAIC award by up to 20% based on mutually agreed upon qualitative factors including, but not limited to, succession planning, leadership, quality of earnings, quality and effectiveness of enterprise risk management and quality of relationship and compliance with regulatory agencies.

In the event that Indymac’s net income for a prior year was negative or, in the sole discretion of the Committee, reflected a substantial decline from the previous year, the Committee may base the STAIC upon the net income of the then-current fiscal year, rather than net income of the prior year. In such an event, the STAIC may be 0.75% of Indymac’s net income for the then-current year.

Special Reduction in STAIC.  The annual STAIC payable to Mr. Perry will be reduced by ten percent (10%) for the stated purpose of funding a scholarship program for children of employees of Indymac.

Discretionary Annual Incentive Award.  In the event the STAIC award is less than $1,000,000 in a given year, the Committee may, in its discretion, grant Mr. Perry a special bonus in lieu of the STAIC (which bonus in the aggregate will not exceed $1,000,000) conditioned upon the Committee’s determination that Indymac’s performance was substantially better than that of key industry peers.

Long Term Annual Incentive Compensation.  Each year during the term of the employment agreement, Mr. Perry will receive an annual Long Term Annual Incentive Compensation (“LTAIC”) award consisting of the following:

(1) An amount equal to twenty-five percent (25%) of the sum of Mr. Perry’s base salary and prior year’s STAIC, which will be awarded, in the discretion of the Committee, as either (1) restricted stock having a vesting schedule of not greater than three years, or (2) a deferred cash amount credited to Mr. Perry’s account under the terms of a deferred compensation plan has been adopted by Indymac, which will include an option to invest in Indymac stock; and

(2) An amount equal to fifty percent (50%) of Mr. Perry’s prior year’s STAIC, which will be awarded in the form of stock options that will vest ratably on each of the three anniversaries of the grant date.

Mr. Perry’s LTAIC award will have no forfeiture or clawback provisions based on his post-employment activities. The employment agreement provides that Mr. Perry will be eligible to receive an LTAIC award in 2007 (for 2006) under the terms of the employment agreement as if such programs were already in place, provided that the portion of Mr. Perry’s LTAIC award described in (1) above will be paid in the form of stock options that will vest ratably on each of the first three anniversaries of the grant of such stock options.

Benefits.  Mr. Perry’s employment agreement provides that he will be entitled to medical, dental and vision insurance coverage for each of his and his spouse’s lifetime and for any eligible dependents until the maximum age for a dependent allowable by Indymac’s health plan (“Lifetime Medical Coverage”). The employment agreement also provides that Mr. Perry may participate in any stock purchase plan, pension plan, deferred compensation plan, life and medical insurance policy, or other plans or benefits that are generally provided for the senior officers of Indymac. Mr. Perry is also entitled to receive certain perquisites, such as club memberships, car allowance, financial planning services, life insurance and long-term disability coverage.

Termination of Employment.  The employment agreement also specifies the payments and benefits to which Mr. Perry is entitled upon his termination of employment for specified reasons, including death, disability, termination by Indymac with or without cause and resignation by Mr. Perry with or without good reason (as such terms are defined in the employment agreement). Details regarding Mr. Perry’s termination of employment provisions can be found on page 56 under “Potential Payments upon Termination or Change-in-Control”.

Gross-up Payment.  In the event that any of the severance payments described are subject to federal excise taxes under the “golden parachute” provisions of the tax code, the payments will include gross-up for any such excise taxes plus any excise, income or payroll taxes owed on the payment of the gross-up for the excise taxes.

Restrictive Covenants.  Mr. Perry’s employment agreement requires him to refrain from soliciting customers, business or employees of Indymac and its affiliates for one-year period after termination of employment, and to refrain from disclosing any confidential information or trade secrets of Indymac. Although a non-competition provision could not be included in the employment agreement under applicable law, Mr. Perry recognizes that he should and does have a moral and ethical obligation to Indymac, its shareholders and its employees not to compete with Indymac within one year after any resignation from his position.

INDYMAC BANCORP, INC.	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

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Please sign, date and return this proxy card in the enclosed envelope.	☒ Votes must be indicated (x) in Black or Blue Ink.

1.	Election of Directors.

FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐

Nominees: 01 — Michael W. Perry, 02 — Louis E. Caldera, 03 — Lyle E. Gramley, 04 — Hugh M. Grant, 05 — Patrick C. Haden, 06 — Terrance G. Hodel, 07 — Robert L. Hunt II, 08 — Lydia H. Kennard, 09 — Senator John Seymour (ret.), 10 — Bruce G. Willison

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions

Consent to future electronic delivery of Annual Report/Proxy Statement (see explanation on page (ii) of the Proxy Statement).	☐

To change your address, please mark this box and correct at left.	☐

To include any comments, please mark this box, and use reverse side.	☐

I PLAN TO ATTEND THE MEETING.	☐

2.	Ratification of the appointment of Ernst & Young LLP as Indymac’s independent auditors for the year ending December 31, 2007.	FOR	☐	AGAINST	☐	ABSTAIN	☐

UNMARKED PROXIES WILL BE VOTED IN FAVOR OF EACH OF THESE MATTERS unless specified to the contrary.
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INDYMAC BANCORP, INC.
PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS APRIL 26, 2007
     The undersigned hereby appoints Michael W. Perry, with full power of substitution, as the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of IndyMac Bancorp, Inc. (“Indymac”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Indymac to be held at Indymac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on April 26, 2007 at 9:00 a.m. PDT and any adjournments or postponements thereof.
     Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting is hereby acknowledged.
(Continued and to be signed on the reverse side.)
INDYMAC BANCORP, INC.
P.O. BOX 11262
NEW YORK, N.Y. 10203-0262